CONFIDENTIAL TREATMENT
Exhibit 10.5

Product Supply Agreement

Between:
Valero Marketing and Supply Company
US Federal Tax Id # ****
And

Mission NewEnergy Limited
ACN 117 065 719

Date: 8 December 2009

**** INDICATES CONFIDENTIAL MATERIAL OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION SEPARATELY WITH A REQUEST FOR CONFIDENTIAL TREATMENT.

Mission NewEnergy Limited	Valero Marketing and Supply Company
Unit 217, Scarborough Breach Road	One Valero Way
Osborne Park, WA 6018	San Antonio, TX 78249 - 1616
Australia	United States of America

Mission & VMSC Supply Agreement

CONFIDENTIAL TREATMENT

TABLE OF CONTENTS

1	INTERPRETATIONS	4

2	PRODUCT	8

3	QUANTITY	8

4	TERM	9

5	PRICE	10

6	CONFIRMATION	14

7	DELIVERY	14

8	PAYMENT	15

9	FINANCIAL CONDITION OF THE BUYER	17

10	NOMINATION OF VESSELS	17

11	QUALITY, QUANTITY AND INSPECTION	18

12	LAYTIME	19

13	DEMURRAGE	20

14	TAXES	20

15	TITLE, RISK OF LOSS AND IMPORTER OF RECORD	21

16	SIGNIFICANT CHANGES IN LEGISLATION	21

17	DEFAULT	21

18	INSURANCE	22

19	INDEMNITY	22

20	ISPS COMPLIANCE	22

21	COMPLIANCE WITH LAWS	23

22	LAW AND ARBITRATION	23

23	CLAIMS	23

24	FORCE MAJEURE	24

25	LIMITATION OF LIABILITY	24

26	RIGHT TO AUDIT	24

27	ASSIGNABILITY	25

28	WARRANTIES	25

29	NOTIFICATIONS	25

30	OTHER	26

31	CONDITIONS PRECEDENT	26

32	CONFIDENTIALITY	26

33	ENTIRE AGREEMENT	27

Mission & VMSC Supply Agreement

CONFIDENTIAL TREATMENT

34	NO WAIVER	27

35	SEVERABILITY	27

36	COUNTERPARTS.	27

APPENDICES		29

Mission & VMSC Supply Agreement

CONFIDENTIAL TREATMENT

This Product Supply Agreement (the “Agreement”) is dated 8 December, 2009 and is made between:

Mission NewEnergy ACN 117 065 719, the “Seller” or “Mission”; and

Valero Marketing and Supply Company, US Federal Tax Id # ****1 , the “Buyer” or “VMSC

Each a “Party” and together the “Parties”.

It is agreed as follows:

1	Interpretations

1.1	Definitions.

(a)	“Additional Quantity” has the meaning specified in Section 3.2.

(b)	“Additional Quantity Extension” has the meaning specified in Section 4.3.

(c)	“API” means the American Petroleum Institute.

(d)
“Applicable Law” means (i) any law, statute, regulation, code, ordinance, license, order, writ, injunction, decision, directive, judgment, policy, decree and any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any governmental authority, and (iii) any license, permit or compliance requirement, including under any environmental law, in each case as may be applicable to either Party or either Party’s performance under this Agreement.

(e)	“Argus” means the various daily reports published by Argus Media including the U.S. Products Report.

(f)	“Argus ULSD” means the Argus US Gulf Coast Pipeline Mean Price for Ultra Low Sulphur Diesel per US Gallon as quoted by Argus.

(g)	“ASTM” means the American Society of Testing Materials.

(h)	“Base Quantity” has the meaning specified in Section 3.1.

(i)
“Bill of Lading” means the document of title evidencing the receipt of Products for shipment issued by such person or persons engaged to transport or forward such Products on a Vessel pursuant to this Agreement.

(j)
"Biodiesel Blender Excise Tax Credit" or "BBETC" means the "biodiesel mixture credit" provided for in section 6426 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), which allows as a credit against the excise taxes imposed by section 4081 of the Code, as in effect on the Date of Arrival, together with any successor provisions thereto that provide for a similar credit.

Mission & VMSC Supply Agreement

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CONFIDENTIAL TREATMENT

(k)	“CIF” or “Cost Insurance and Freight” shall have the meanings ascribed to it in Incoterms - 2000 edition, except as otherwise provided in this Agreement.

(l)	“Cargo” means a shipment of Products.

(m)
“Charter Party Agreement”  means the charter, lease or other agreement that Seller as the charterer, enters into with the owner of the Vessel for transporting a Cargo of the Product under the terms of this Agreement.

(n)
“CJO” means Crude Jatropha Oil conforming to the specifications set forth on Appendix 1A to be agreed upon by both Parties and attached to the Agreement at least 30 days prior to the first Shipment Date of CJO.

(o)	“Confirmation” means a written communication from Seller confirming the economic and other terms of sale between Seller and Buyer, as may be amended by the Parties’ mutual written agreement.

(p)	“Confirmation Acknowledgement” has the meaning specified in Section 6.3.

(q)	“CPO” means the symbol used for palm oil as quoted on the MDEX or MBOP.

(r)
“Delivery Port” means the location specified for delivery of the Products in a Confirmation or a timely delivered Confirmation Acknowledgement, which, unless otherwise mutually agreed or except as changed pursuant to the terms of this Agreement, shall be the Port of Houston.

(s)	“Date of Arrival” means the arrival of each Cargo of Products at the Delivery Port and no later than 48 hours after the tender of the applicable NOR.

(t)	“EI” means the Energy Institute, incorporated by Royal Charter in the United Kingdom.

(u)	“Extension Term” has the meaning specified in Section 4.2.

(v)	“Final Invoice” has the meaning specified in Section 8.1(b).

(w)	“Final Settlement” has the meaning specified in Section 8.1(e)

(x)	“Gallon” means a U.S. gallon of 231 cubic inches at 60 degrees Fahrenheit (60°F).

(y)	“Initial Invoice” has the meaning specified in Section 8.1(a).

(z)	“Initial Term” has the meaning specified in Section 4.1.

(aa)
“JME” means Jatropha Methyl Ester conforming to industry standard specifications of ASTM D6751 including the additional specifications outlined for JME on Appendix 1 attached hereto and incorporated herein for all purposes.

(bb)
“Independent Inspector” means a duly licensed person or firm, appointed as agreed by Buyer and Seller, that performs a quantity or quality determination with respect to the Product received or delivered hereunder.

Mission & VMSC Supply Agreement

CONFIDENTIAL TREATMENT

(cc)	“Interest Rate” means a rate per annum which shall be equal to the sum of LIBOR plus ****[1] percent (****[1]%).

(dd)
“LIBOR” shall mean, as of any date of determination, the three-month London Interbank Offered Rate for U.S. dollars, determined at 11:00 a.m. London time, on the first day of the calendar month in which the date of determination occurs (or, if the first day of such calendar month is not a London Banking Day, the immediately preceding London Banking Day) offered by the National Westminster Bank or any successor thereto.  For purposes of this definition, a "London Banking Day" is a day on which dealings in deposits in U.S. dollars are transacted on the London interbank market.

(ee)	“Load Port” means the terminal or other location at which the Products to be delivered hereunder are or will be loaded;

(ff)	“MDEX” means the Bursa Malaysia Exchange.

(gg)
“Methyl Ester” or “ME”  means 100% Fatty Acid Methyl Ester (other than JME) conforming to industry standard specifications of ASTM D6751 including the additional specifications outlined for ME on Appendix 1 attached hereto and incorporated herein for all purposes.

(hh)	“Mission Cost Basis” has the meaning specified in Section 5.2.

(ii)	“OBQ” means onboard quantity.

(jj)	“OPIS” means Oil Price Information Service.

(kk)	“Price” has the meaning specified in Section 5.1.

(ll)	“Pricing Formula” has the meaning specified in Section 5.1.

(mm)	“Products” mean ME, JME and CJO collectively and “Product” means any one of the Products.

(nn)	“Shipment Date” means the date the Vessel leaves its berth at the Load Port with Cargo of Products.

(oo)
"Shipping and Transport Cost" means the actual contracted shipping cost of each and every individual Cargo, as referenced in the Charter Party Agreement and transport costs including insurance and other ancillary transportation cost including but not limited to nitrogen blanketing and other additives if required for transportation, as evidenced by actual third party invoices.

(pp)	“Tariff Factor” means the number determined by the following formula: (1/(1+ the US Import Tariff then in effect)).

(qq)
“Taxes” means any and all foreign, federal, state and local taxes, duties, fees and charges of every description, including all motor fuel, excise, gasoline, aviation fuel, special fuel, diesel, environmental, spill, gross earnings or gross receipts and sales and use taxes, however designated, paid or incurred with respect to the purchase, storage, exchange, use, transportation, resale, importation, exportation or handling of the Products; provided, however, that “Taxes” does not include: (i) any tax imposed on or measured by net profits, gross or net income, or gross receipts (excluding, for the avoidance of doubt, any transaction taxes such as sales, use, gross earnings or gross receipts or similar taxes that are based upon gross receipts, gross earnings or gross revenues received only from the sale of petroleum products); (ii) any tax measured by capital value or net worth, whether denominated as franchise taxes, doing business taxes, capital stock taxes or the like; (iii) business license or franchise taxes or registration fees; or (iv) any ad valorem or personal property taxes.

Mission & VMSC Supply Agreement

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(rr)	“Term” has the meaning specified in Section 4.3.

(ss)	****[1] means the ****[1].

(tt)	“VEF” means Vessel experience factor, always qualified and consistent with current API standards.

(uu)	“Vessel” means a tanker or other marine vessel employed or chartered for the purpose of transporting the Products from the Load Port to the Delivery Port.

1.2
Interpretation.  All headings in this Agreement are intended solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement.  Unless expressly provided otherwise, (i) all references to sections and provisions in this Agreement are to the sections and provisions of this Agreement, (ii) the word “including” shall be read to be followed by the words “without limitation,” (iii) the words “other” and “otherwise” shall not be construed as being limited by the context in which they appear or the words that precede them, (iv) references to “consent” mean the prior written consent of the relevant Party, which shall not be unreasonably withheld, delayed or conditioned, (v) when a Party’s response is required pursuant to this Agreement within a specific time period following receipt of notice or documentation, as applicable, the day of receipt thereof by such Party shall be considered day zero, (vi) each reference to a “day” or a “month” means a calendar day or a calendar month, respectively, (vii) all terms defined in the singular have the same meanings when used in the plural and vice versa, and (viii) all references to Applicable Law are as such Applicable Law may be enacted or amended from time to time.

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CONFIDENTIAL TREATMENT

2	Product

2.1
Subject to the terms and conditions of this Agreement, Mission shall sell and supply to VMSC and VMSC shall purchase from Mission ME, JME and CJO in the quantities set forth herein.  Mission represents that the Product shall meet the applicable specifications set forth on Appendix 1 and Appendix 1A (when provided).

3	Quantity

3.1	Base Quantity:

(a)
During the Term of this Agreement, Mission agrees to supply VMSC up to a maximum quantity of sixty million (60,000,000) Gallons per annum of ME and JME (the “Base Quantity”), which will be allocated as follows:

(i)	Year 2010 – Mission may supply VMSC with such quantities of ME up to the Base Quantity as it may elect;

(ii)
Year 2011 – Mission may supply VMSC with such quantities of ME, as it may elect and shall supply VMSC with its entire production of JME, up to the Base Quantity in the aggregate (it is anticipated that Mission will be capable of supplying  ****[1] gallons of JME during the period); and

(iii)
Year 2012 through the end of the Initial Term and the Extension Term – Mission shall supply VMSC with its entire production of JME (it is anticipated that Mission will be capable of supplying 60,000,000 gallons of JME during this period).

(b)
The Parties hereby acknowledge that Mission is still transitioning into the production of Jatropha and until such time as Mission’s production of Jatropha yields producible quantities of JME, Mission shall be under no obligation to supply VMSC with any JME; provided that if and when Mission has producible quantities of JME, it will supply 100% of its production exclusively to VMSC up to the Base Quantity. Mission shall use its commercially reasonable efforts to commence production of JME by 1 January 2011 and continue to use its commercially reasonable efforts to increase production of JME with a goal of being capable of supplying JME at the Base Quantity per year beginning on 1 January 2012.

Until 31 December 2012, Mission shall in its sole discretion have the right to substitute any shortfalls in JME with ME up to the Base Quantity per annum.  Mission shall use commercially reasonable efforts to makeup the aggregated shortfall in JME quantity anticipated to be delivered by 31 December 2012 per Section 3.1(a) prior to the end of the Initial Term.

If Mission has not increased production to supply JME at a rate of ****1 gallons per year by 31 December 2012, Mission shall have the right to supply VMSC with ME up to the Base Quantity per annum (or Additional Quantity per annum if VMSC shall have so elected pursuant to Section 3.2) at the price set forth in Section 5.1(d) for the remainder of the Term.  Mission shall provide VMSC with written notice on or before 31 December 2012 of its election in the preceding sentence. If Mission does not elect to supply VMSC with ME at the price set forth in Section 5.1(d), VMSC shall have the right to terminate this Agreement by providing written notice to Mission.

Mission & VMSC Supply Agreement

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CONFIDENTIAL TREATMENT

(c)	VMSC to have the right to inspect Mission’s Jatropha production logs, per written request with 30 days notice at a maximum frequency of once every twelve (12) months.

(d)	VMSC may request at maximum frequency every twelve (12) months an affidavit from a key Mission manager attesting to the supply of Mission’s entire production of JME up to the maximum Base Quantity.

(e)	The Base Quantity may be adjusted upon mutual agreement of the Parties.

3.2	Additional Quantity:

(a)
In addition to the Base Quantity and subject to the conditions set forth in Section 3.2(b) hereof, on or before 31 July 2011, VMSC may elect to purchase from Mission up to an additional sixty million gallons per annum of either JME or CJO or both (provided the quantity of JME and CJO does not exceed 60 million gallons per annum in the aggregate) (collectively the “Additional Quantity”) by providing written notice to Mission of its election along with the desired quantities to be purchased. The purchase of Additional Quantity shall be on the same terms and conditions as specified in Section 3.1(a) above with delivery to commence 31 July 2012.  As soon as reasonably possible following VMSC’s election but in no event later than 30 days, Mission shall send VMSC a written acknowledgement memorializing the terms of the sale for the Additional Quantity.  After an election is made, the Additional Quantity may be adjusted upon mutual agreement of the Parties.

(b)	Mission's obligation to supply Additional Quantities of JME or CJO shall be contingent upon Mission having or obtaining sufficient:

(i)	Product volume;

(ii)	Product Manufacturing capacity; and

(iii)	Mission not committing additional volumes of JME or CJO to other third parties, prior to receipt of VMSC's notice exercising its election to purchase Additional Quantity of Product.

4	Term

4.1
Initial Term: The initial term of this Agreement (the “Initial Term”) shall be five (5) years from the date of first delivery of first Cargo of Products.  The first Shipment Date is anticipated to be by 31 March 2010 and may be earlier upon the mutual agreement of the Parties. If due to reasons other than Force Majeure or an event of default by Mission under the terms of this Agreement VMSC is unable or unwilling to accept delivery of the first Cargo of Product on the Shipment Date (provided that the first Shipment Date is not before 31 March 2010), VMSC shall pay Mission monthly each and every month thereafter, for a quantity based on a monthly pro rata of Base Quantity of ME, at a purchase price for such Cargo in accordance with Section 5 until VMSC is able or willing to accept delivery of the first Cargo of Products.

Mission & VMSC Supply Agreement

CONFIDENTIAL TREATMENT

4.2
Extension Term:  VMSC shall have the option to extend the Initial Term for five (5) years (the “Extension Term”) by providing written notice to Mission no later than 12 months prior to the completion of the Initial Term.

4.3
Initial Term and Extension of Term for Additional Quantity:  In the event VMSC has timely made an election to receive Additional Quantity of JME or CJO, VMSC shall have the right to extend the Extension Term for an additional two (2) years (the “Additional Quantity Extension”) by providing written notice to Mission no later than 12 months prior to the completion of the Extension Term for the sole purpose of purchasing the Additional Quantity.  During the Additional Quantity Extension VMSC shall not be obligated to purchase and Mission shall not be obligated to sell the Base Quantity.  The Initial Term, together with any subsequent extension terms (if any), shall be referred to as the “Term”).

5	Price

5.1
Product Pricing Formula: The price for the Products shall be determined by the formulas outlined in this Section 5.1(the “Pricing Formula”).  Once determined, the price for the sale and purchase of the Products shall be referred to as the “Price”:

(a)	The Pricing Formula for ME per US Gallon shall be the Mission Cost Basis subject to:

(i)	Minimum Price per Cargo: Argus ULSD, ****[1] (i.e.(Argus ULSD ****1) ****[1]= Minimum Price for ME),

(ii)	Maximum Price per Cargo: Argus ULSD, ****[1] (i.e. (Argus ULSD ****[1] = Maximum Price for ME).

(b)	The Pricing Formula for JME per US Gallon shall be:

(i)	Argus ULSD, ****[1] (i.e. (Argus ULSD ****[1] = JME Price), where:

(A)
If the scheduled delivery date is prior to the 15th of a calendar month, Argus ULSD price shall be determined on the date of Confirmation based on NYMEX Gulf Coast Ultra Low Sulphur Diesel (ULSD) Swap (Argus) final settlement price for the scheduled month of delivery; and

(B)
If the scheduled delivery date is on or after the 15th of a calendar month, Argus ULSD price shall be determined on the date of Confirmation based on NYMEX Gulf Coast Ultra Low Sulphur Diesel (ULSD) Swap (Argus) final settlement price for the month following the scheduled month of delivery.

Mission & VMSC Supply Agreement

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CONFIDENTIAL TREATMENT

(c)	The Pricing Formula for CJO per US Gallon shall be:

(i)	Argus ULSD, ****[1] (i.e. (Argus ULSD ****[1] = CJO Price)., where:

(A)
If the scheduled delivery date is prior to the 15th of a calendar month, Argus ULSD price shall be determined on the date of Confirmation based on NYMEX Gulf Coast Ultra Low Sulphur Diesel (ULSD) Swap (Argus) final settlement price for the scheduled month of delivery; and

(B)
If the scheduled delivery date is on or after the 15th of a calendar month, Argus ULSD price shall be determined on the date of Confirmation based on NYMEX Gulf Coast Ultra Low Sulphur Diesel (ULSD) Swap (Argus) final settlement price for the month following the scheduled month of delivery.

(d)	Notwithstanding the provisions of Section 5.1(a), if Mission makes the election provided in Section 3.1(b), the Pricing Formula for ME per US Gallon shall be:

(i)	Argus ULSD, ****[1] (i.e.(Argus ULSD ****[1] = Minimum Price for ME).

5.2	“Mission Cost Basis” shall be the aggregate of:

(a)	Palm Oil “CPO”, as determined in accordance with Section 5.3; plus

(b)	Mission Production Cost of US$****[1]; plus

(c)	Shipping and Transport Cost ****[1]; plus

(d)	Mission Margin and Contribution to Fixed Costs of US$ ****[1].

5.3	Pricing and market references:

As to ME sold hereunder, Mission shall have the option to elect within each and every Confirmation a "Floating Price Forward" or a "Fixed Price Forward" on the date of Confirmation, where:

(a)	"Floating Price Forward" is a forward commitment for volume where prices shall be based on the price per the Pricing Formula on the Shipment Date, where;

(i)	At Mission’s option, CPO shall be based on either the MPOB ****[1] or on MDEX (FCPO) futures contract as follows:

(A)	MPOB ****[1] or MPOB ****[1] ; or

Mission & VMSC Supply Agreement

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(B)	the ****[1] MDEX (FCPO) futures contracts ****[1] , or ****[1] MDEX (FCPO) futures contracts ****1.

(C)	Referenced by: MPOB Crude Palm Oil Pen. Malaysia ****[1]: http://econ.mpob.gov.my/economy/EID_web.htm

(D)	As quoted by: http://econ.mpob.gov.my/economy/EID_web.htm

(E)	Referenced by: MDEX FCPO http://www.klse.com.my/website/bm/products_and_services/derivative_resources/derivatives-fcpo.html

(F)	As quoted by: MDEX FCPO http://www.klse.com.my/website/bm/market_information/prices/derivatives.jsp

(ii)	ULSD is based on NYMEX Gulf Coast Ultra Low Sulphur Diesel (ULSD) Swap (Argus) ****[1],

(A)	Referenced by: http://www.argusmedia.com Argus US products

(B)	As quoted by: http://www.argusmedia.com.

(iii)	RIN: as published in OPIS Biofuels Update ****[1]. In the event that the ****[1] the RIN value shall be ****[1]:

(A)	The published in OPIS Biofuels Update RIN value, ****[1]; or

(B)	The published in OPIS Biofuels Update RIN value, ****[1].

(iv)	****[1].

(v)	****[1].

(vi)	If there is a change to the ****[1] from the Confirmation to the Shipment Date of any or all confirmed Cargo, Mission shall have the option to cancel all or part of the Confirmation.

(b)	"Fixed Price Forward" is a commitment for both price and volume where prices shall be based on the price per the Pricing Formula on the date of Confirmation, where:

Mission & VMSC Supply Agreement

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(i)

(A)	at Mission’s option, CPO shall be based on the ****[1] MDEX (FCPO) future contracts ****[1] MDEX (FCPO) futures contracts ****[1].

(B)	Referenced by:

a.         Instrument: Applicable****1 MDEX Futures Contract or if not quoted then the nearest quoted ****1:

http://www.klse.com.my/website/bm/products_and_services/derivative_resources/derivatives-fcpo.html

b.         As quoted by:

http://www.klse.com.my/website/bm/products_and_services/derivative_resources/derivatives-fcpo.html

(ii)	ULSD is based on the ****[1] of Gulf Coast Ultra Low Sulphur Diesel (ULSD) Swap (Argus) price for the ****[1] (i.e. ****[1] ULSD ****1).

(A)	Referenced by:

a.         Instrument: ULSD (Argus) US Gulf Coast Swap: http://www.argusmedia.com Argus US Products

b.         As quoted by: http://www.argusmedia.com

(iii)	RIN: as published in OPIS Biofuels Update ****[1]. In the event that the ****[1] the RIN value shall be ****[1]:

(A)	The published in OPIS Biofuels Update RIN value, ****[1]; or

(B)	The published in OPIS Biofuels Update RIN value, ****[1].

(iv)	****[1].

(v)	****[1].

5.4	The final Price shall be expressed to four (4) decimal places per US Gallon and the invoice quantity will equal the Bill of Lading quantity.

Mission & VMSC Supply Agreement

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6	Confirmation

6.1
Beginning on the Effective Date of this Agreement and on the 15th day of each month, thereafter, Seller shall provide VMSC with a six (6) month rolling good faith forecast (the “Forecast”) of its anticipated production and delivery schedule (the “Delivery Schedule”) for each of the Products.  Within ten days following its receipt of the Forecast, VMSC shall have the right to object to the quantity of Products in the Delivery Schedule if such quantity exceeds the quantity of Products to be delivered pursuant to Section 3 of this Agreement. If VMSC fails to provide notice of its objection within the required time period, VMSC shall be deemed to have accepted the Delivery Schedule. If VMSC objects to the Delivery Schedule or should a change be required in the Forecast or the Delivery Schedule, VMSC and Mission will work together to reach an agreement.

6.2
On any given working day, Mission shall send VMSC a Confirmation in the form attached hereto as Appendix 2 setting out specific quantities of Products and prices for delivery into the future. Each Confirmation may provide for one Cargo on one Vessel or a series of Cargos on one or more Vessels.  The Confirmation shall memorialize the binding terms of the sale of Products to VMSC by Mission.  Each Confirmation will include:

(a)	Anticipated delivery date(s) and exact Volume(s) for specific and distinct Cargo(s):

(i)	subject to no individual delivery exceeding six million, three hundred thousand (6,300,000) US Gallons unless mutually agreed otherwise;

(ii)
delivery frequency, to  be capped at a maximum of 60,000,000 gallon divided by the cargo size and translated to number of calendar days e.g. for a maximum cargo of 6.3mn gallons 365 / (60/6.3) = 38 days or 9.52 cargos pa.  This frequency may be changed from cargo to cargo, but subject on a pro rata basis that at no given time VMSC to have more than 6,300,000 in a rolling 38 days.

(b)	The Pricing Formula elected pursuant to Section 5

6.3
Within forty eight hours (48) hours of receiving the Confirmation, VMSC will issue an acknowledgement of the Confirmation (a “Confirmation Acknowledgement”).  Each Confirmation shall be immediately binding and shall survive this Agreement in any and all respects regardless of whether or not a Confirmation Acknowledgement is issued or whether or not a Confirmation Acknowledgement purports to vary any terms other than the Delivery Port.

6.4
VMSC may, at its cost, elect to advise Mission of an amendment to the Delivery Port.  For the avoidance of doubt, no other amendments except for errors in calculation or quotation shall be accepted in the Confirmation Acknowledgement.

7	Delivery

7.1
Except as otherwise expressly agreed by the Parties, Mission shall deliver all Cargos of Products to VMSC on a CIF basis.  Mission shall arrange and pay for transportation of the Products sold hereunder.  For the avoidance of doubt, Mission shall pay all Shipping and Transport Costs which are to be covered within the Pricing Formula per Section 5,

7.2	JME and CJO shall be delivered as separately identified Cargos.

Mission & VMSC Supply Agreement

CONFIDENTIAL TREATMENT

7.3
VMSC shall exercise reasonable diligence to provide a safe, deepwater, readily accessible berth at the Delivery Port; provided, however, that Buyer shall not be deemed to have warranted the safety of any such berth or terminal and shall be under no liability in respect thereof, except for loss or damage caused by the terminal operator’s failure to exercise reasonable care as herein provided and which could not have been avoided by the exercise of due care by one or more of the owner, operator, master, officers and crew of the Vessel, the Vessel’s agent or Seller.   Buyer shall not be deemed to warrant the safety of any channel, fairway, anchorage, or other waterway used in approaching or departing from the Delivery Port designated by Buyer.

7.4
VMSC shall designate the appropriate Delivery Port in the Delivery Schedule.  VMSC may change the Delivery Port specified in its sole discretion by providing Seller notice of change prior to the transfer of title to the Products.  The Buyer will bear all associated costs of any such change in the Delivery Port following the issuance of the Confirmation or Confirmation Acknowledgement and such costs shall be reflected in the Final Invoice.

7.5
Product shall be discharged at the Delivery Port at a berth suitable for the discharge of the Product or if practicable and mutually agreed by the Parties and provided the Vessel is willing to and can safely berth, at Buyer’s own or appointed premises within the harbour limits.

7.6
All applicable governmental, local and port authority rules and regulations, and terminal rules and regulations in force at the Delivery Port shall apply to Seller’s Vessel. Notwithstanding anything to the contrary contained in this Section, if any Vessel nominated by Seller does not comply with the foregoing provisions or any of them, Buyer or Buyer’s agents may refuse to berth, discharge, or continue to discharge the Vessel in question.

7.7	VMSC shall be responsible for offloading the Cargos of Products received hereunder.

(a)
VMSC will unload each Cargo within the laytime stipulated in the Charter Party Agreement allocated for unloading where laytime commences 6 hours after notice of readiness (“NOR”) has been tendered or when the Vessel is all fast alongside berth whichever is earlier;

(b)	VMSC shall take delivery with customary quick despatch after the NOR has been given by the shipowner or representative(s) in accordance with the Charter Party Agreement.

7.8
Should Mission advise VMSC that it wishes to deliver product via onshore means, the Parties shall in good faith work together to develop a method to deliver Products via onshore means.  In the event that such a mutually agreeable method is developed, Mission shall thereafter have the option to require VMSC to accept delivery of Products via such onshore means.

8	Payment

8.1	VMSC to make payment for the Products as per each Confirmation Acknowledgment in two stages:

(a)
On the Shipment Date of each Cargo of Products, ****[1] percent (****[1] %) of the Price of such Products according to the Confirmation shall be paid by Buyer to Seller within three (3) New York banking days by wire transfer subject to receipt of the following supporting documents:

Mission & VMSC Supply Agreement

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(i)
Mission’s invoice for ****[1] percent (****[1] %) of the Price of the Products to be delivered in accordance with a Confirmation (the “Initial Invoice”) (facsimile and emailed copies acceptable).  The Parties acknowledge that as to ME which prices in accordance with Section 5.3 hereof, the Initial Invoice will be an estimate which takes into account the prevailing commodity prices at the time of Shipment according to Section 5.3.

(ii)	Certificate of quality and or Independent Inspectors quality report at the Load Port (facsimile and emailed copies acceptable);

(iii)	Certificate of quantity and or Independent Inspectors quantity report at the Load Port (facsimile and emailed copies acceptable);

(iv)
Full set of original Bills of Lading properly issued or endorsed to Buyer without restriction or qualification of any kind or 2/3 original Bills of Lading and master’s or owner’s or agent’s receipt for 1/3 Bill of Lading and other usual shipping documents.

(b)
Upon arrival of each Cargo of Products at the Delivery Port and no later than 48 hours after the tender of the applicable NOR, the remaining fifty percent (50%) of the Price of the Products applicable to such Confirmation shall be paid by VMSC to Seller within three (3) New York banking days by wire transfer subject to receipt of the following supporting documents:

(i)
Receipt of Mission’s Final Invoice for the remaining 50% percent of the Price of such Products applicable to such Confirmation and any other costs incurred by VMSC and payable hereunder with respect to such Confirmation (the “Final Invoice”).  The Parties acknowledge that as to ME which may price in accordance with Section 5.3 hereof, the Final Invoice may be subject to a true-up and Final Settlement in accordance with Section 8.1(e); and

(ii)	Any documents under Section 8.1(a) which were not previously delivered.

Original documents shall subsequently be couriered in timely fashion.

(c)	Demurrage charges will be billed separately with supporting documents and such charges shall be paid within seven (7) days of receipt of invoice.

(d)	Any Shipping and Transport Costs associated with changes to the Delivery Port shall be billed under the Final Invoices as separate line items.

(e)
Seller’s invoices for the Price of ME may use ****[1] per Section 5.3 on a provisional basis. Upon the final monthly average settlement of the relevant ****[1], per Section 5.3 Mission will calculate the final Price for such Products to true-up in a Final Settlement (the “Final Settlement”), deliver a certificate of such adjustments and Final Settlement to VMSC and, subject to VMSC reasonable concurrence, any adjustments and Final Settlement shall be paid by the relevant party within three (3) New York banking days.

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8.2	Mission nominated bank account details to be confirmed in each invoice.

8.3	All payments to be made hereunder shall be made in United States Dollars.

8.4
If payment falls due on a Saturday or New York bank holiday other than a Monday, payment shall be made on the first proceeding New York banking day.  If payment falls on a Sunday or a Monday New York bank holiday, then payment shall be made on the first following new York banking holiday

8.5
Any amount payable by Buyer to Seller hereunder shall, if not paid within two New York banking days following its due date, bear interest from the due date until the date payment is received by Seller at the Interest Rate.  Buyer shall pay such interest immediately to Seller without demand.

8.6
If VMSC, in good faith, disputes the accuracy of the amount invoiced for the Products, VMSC shall pay such amount as it in good faith believes to be correct and provide written notice stating the reasons why the remaining disputed amount is incorrect, along with supporting documentation acceptable in industry practice.  In the event the Parties are unable to resolve such dispute, either Party may pursue any remedy available at law or in equity to enforce its rights hereunder.  In the event that it is determined or agreed that VMSC must or will pay the disputed amount, then VMSC shall pay interest from and including the original payment due date until, but excluding, the date the disputed amount is received by Seller, at the Interest Rate.

9	Financial Condition of the Buyer

9.1
If at any time (i) VMSC fails to make any undisputed payment required to be made by it hereunder when and as the same shall become due and payable, following the expiration of the applicable notice and cure period, or (ii) VMSC’s financial condition becomes substantially impaired or VMSC is not able to perform its obligations under this Agreement, then Seller at its option may require VMSC to provide: (a) an irrevocable stand-by letter of credit from a bank reasonably acceptable to Seller, with terms reasonably acceptable to Seller, and in an amount reasonably acceptable to Seller; (b) a parent guaranty with terms reasonably acceptable to Seller; or (c) prepayment for each Cargo of Products prior to the Shipment Date.  If Seller requires VMSC to provide adequate assurance, Seller will provide VMSC with notice.  If VMSC fails to provide the required adequate assurance within fifteen (15) days of its receipt of such notice from Seller, Seller shall have the option to suspend its performance under this Agreement until VMSC provides such adequate assurance.

10	Nomination of Vessels

10.1
Unless otherwise agreed, at any time as such information is known to Seller and in any event no later than ten (10) calendar days before the first day of the loading date range, Seller shall notify Buyer of:

(a)	the name of vessel,

(b)	the grade and approximate quantity of the Products to be loaded, and

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(c)	the estimated time of arrival at the Load Port.

10.2
Buyer shall give notice within 24 hours accepting or rejecting the Vessel after recept of such nomination, and shall not unreasonably reject any nomination.  As soon as possible after the Vessel’s departure from the Load Port, Seller shall provide Buyer with written notice of the following:

(a)	the name of the Vessel,

(b)	the quantity of Product loaded,

(c)	the estimated date of arrival at the Delivery Port within a five (5) day range, and

(d)	the name of the Vessel’s agent at the Delivery Port.

10.3
Despite any prior acceptance, Buyer shall have the right to revoke its acceptance of Seller's Vessel nomination at any time after Buyer’s initial acceptance (but not later than nine days prior to the first day of loading Products onto such Vessel) on any reasonable, documented, objectively verifiable ground, including but not limited to, if such Vessel is involved in any incident or if more recent information regarding such Vessel becomes available to Buyer at any time after such prior acceptance.  In case of rejection, Seller shall promptly nominate a Vessel acceptable to Buyer.

10.4
Seller warrants that any vessel nominated or substituted shall be owned or demised chartered by a member of the International Tankers Owners Pollution Federation Ltd. (ITOPF).  Seller further warrants that it shall ensure that the vessel nominated or substituted carries on board a certificate of insurance as described in the Civil Liability Convention for Product Pollution Damage and that the vessel has in place insurance cover for Product pollution no less in scope and amounts than is available under the rules of Protection and Indemnity Clubs entered into among the International Group of P and I Clubs.  Seller shall endeavour to ensure that any vessel nominated shall comply with the International Safety Management (ISM) Code which came into effect on July 1, 1998, and any amendments thereto.

11	Quality, Quantity and Inspection

11.1
Inspection.  The quantity and quality of the Product sold hereunder shall be determined by an Independent Inspector, whose determinations shall be conclusive and binding upon both Parties, absent fraud or manifest error.  The cost of the Independent Inspector’s services shall be shared equally between the Parties.  Seller and Buyer may have a representative present at the time of title transfer and Seller and Buyer shall always provide the other Party with free access to ship and shore facilities.  All measurements and tests for quantity and quality shall be made in accordance with the most current API, EI and ASTM standards and guidelines.   If applicable, the Net Standard Volume (NSV) shall be calculated using the “Official Analyses”, as stated below.   All quantities of delivered Product shall be corrected for temperature to sixty degrees Fahrenheit (60 °F) in accordance with API Chapter 11.5 March 2009 ASTM D-1250-08, Table 6A or 6B, as applicable (in each case, as revised at the time of measurement). All Product delivered by Seller shall conform to the applicable Product specifications.

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11.2	Official Quantity. In order of preference, the Official Quantity of Product sold hereunder will be determined by:

(a)	Meters – which have been proven and certified per API/EI procedures and properly working.

(b)
Static Tank Gauges - If meters are not proven and certified per API/EI procedures, or not properly working, then the Official Quantity shall be determined by static shore tank measurements as determined by a mutually agreed Independent Inspector. If shore tanks are active, in unsuitable condition for custody transfer, or if any other condition exists which may affect the accuracy of measurements (including but not limited to the following: tanks that have been stripped empty, liquid level in the bottom (critical) zone or floating-roof in the critical zone, liquid levels below datum plate, excessive water, snow or product on the floating roof, non-perforated standpipe per API/EI standards, tank leaning or bulging, solidified material, incrustation, or other unsuitable conditions) then vessel measurements will prevail as the Official Quantity as outlined below.

(c)
Vessel – The Vessel volume,(with free water deducted), with applicable VEF will apply. An applicable Load VEF will apply when vessel receives and an applicable Discharge VEF will apply when vessel delivers. If the vessel delivered / received volume is less than 75% of vessel’s capacity, the then vessel volume without VEF will apply (unless a valid partial VEF is available and proven).

11.3
Lightering.  If the custody transfer occurs at a lightering, then the Official Quantity shall be calculated using daughter vessel measurements (as measured alongside a stationary berth) less OBQ and adjusted for an applicable VEF.

11.4
Line Verification.  Line verification shall be performed in accordance with API/EI guidelines and witnessed by the Independent Inspector. Any volume variances less than API measurement tolerances (i.e. +/- one quarter of an inch measurement of all involved vessel and shore tanks) shall be deemed as measurement tolerance and shall not be added back to the line verification volume. If no line verification is performed, then the official volumes will revert to vessel measurements as outlined in Section 10.2(c) above.

11.5
Official Analyses.  The quality of Products hereunder shall be determined by a volumetric composite of the static shore tanks before loading. For Lightering, a volumetric composite of the daughter vessel shall be used for the Official Quality.

12	Laytime

12.1
The allowed laytime for any Vessel nominated under this Agreement shall be 36 hours, with a minimum of fifty percent of such allocated laytime allocated for unloading the Cargo at the Delivery Port.  If VMSC's volume of Cargo is less than the total volume of cargo carried on such Vessel, allowed laytime shall be allocated pro rata by dividing the volume of VMSC's Cargo by the total volume of cargo carried in such Vessel, which shall be determined by the Bill of Lading).  Laytime shall commence 6 hours after NOR has been tendered or when the Vessel is all fast alongside berth, whichever is occurs first and laytime shall cease when hoses are disconnected as per the Charter Party Agreement.

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12.2
In the event of ship to ship (“STS”) operation undertaken at the request of Buyer, all time used in connection with STS operations (such time shall commence 6 hours after NOR has been tendered or when the Vessel is moored to the STS Vessel, whichever is earlier and shall end when the Vessel is unmoored from the last Cargo receiving Vessel) shall count as used laytime, or, if the Vessel is on demurrage, as time on demurrage all time to count weather permitting OR not.

13	Demurrage

13.1
VMSC is responsible for exercising reasonable diligence in procuring a safe berth(s) at the Delivery Point/facility reachable on arrival and always accessible to which the Vessel can proceed, at which it may lie and from which it may depart, always safely afloat and free of all wharfage and dockage dues and fees.  VMSC shall arrange for berthing of the Vessel in accordance with the Cargo delivery window and estimated time of arrival of the Vessel and as determined by the time the NOR has been tendered.

13.2	VMSC shall pay Delivery Point demurrage to Mission in accordance with the following provisions:

(a)
Demurrage, whether caused by delays in unloading Cargo caused by VMSC, an occupied berth or otherwise, shall be payable at the Vessel charter party rate (Mission to advise VMSC of charter party rate when the Vessel is nominated). No other terms of the charter party are incorporated into this Agreement unless expressly provided.  If the Vessel is on time charter, the applicable daily rate will be the daily hire.  In no event shall Buyer be liable for payment of demurrage hereunder in excess of that amount actually paid to the Vessel by Seller for demurrage related to the Cargo received by Buyer. All claims for demurrage must be made within 90 days from the date of the completion of discharge or the claim shall be deemed to have been waived.

(b)	Demurrage shall be paid by Buyer to Seller within 30 days from receipt of Seller’s documented claim, which shall include:

(i)	NOR of performing Vessel signed by Master “SOF” and, if possible, by VMSC and Mission or their agents / representative,

(ii)	Evidence of charter party rate or time charter daily hire,

(iii)	Laytime / demurrage calculation, and

(iv)	Any other document VMSC reasonably considers relevant to the laytime / demurrage calculation

14	Taxes

14.1
Except as provided in Section 13.2 and Section 14.2, all Taxes shall be borne by Seller, including (i) such Taxes the taxable incident of which is the transfer of title or risk of loss; (ii) incurred or imposed on the possession, manufacture, sale, exportation, transportation, or handling of the Products or (iii) any port charges, port dues and other Taxes assessed against the Vessel (other than those being for the Vessel owner’s account).  If Buyer is required by law to pay any of such Taxes which are Seller’ obligation hereunder (other than Taxes incurred as a result of Buyer's negligence or breach of a representation or warranty hereunder), Seller shall promptly reimburse Buyer for them.

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14.2
Buyer shall be responsible for any Taxes which are imposed, assessed or incurred with respect to the possession, re-sale, blending, and transportation of the Products following the importation of such Products into the United States.  Buyer shall furnish Seller with satisfactory tax exemption certificates where exemption is claimed.

15	Title, Risk of Loss and Importer of Record

15.1
Title to and risk of loss for each Cargo of Product delivered hereunder shall pass from Mission to VMSC when it passes the permanent flange connection of the Vessel at the Load Port.  In the event of loss of a Cargo following transfer of title, Buyer shall pay to Seller all remaining amounts due with respect to such Cargo pursuant to the terms of this Agreement but shall be entitled all insurance proceeds and other recoveries in respect of such Cargo.

15.2
Buyer shall be the importer of record into the country of destination for the Products delivered hereunder.  As such, Buyer shall be responsible for all import arrangements and customs requirements, including all duties, fees and related costs in respect of importing and unloading the Cargo at the Delivery Port.  Buyer shall be responsible for all Taxes arising from or imposed upon importation of the Cargo.  Unless otherwise agreed, the importer of record shall be entitled to any duty drawback rights.

15.3	Mission shall provide VMSC with a Biodiesel producers certificate, with each and every Cargo, as required per Form Certificate O per Appendix 3.

16	Significant Changes in Legislation

16.1	Significant changes in United States legislation including but not limited to:

(a)	Change in the Renewable Fuels Standard (RFSII) that materially and negatively alters VMSC’s requirement to blend Biodiesel or Mission’s ability to supply product that is eligible for RIN credits; or

(b)	Change in the United States Biodiesel Blenders Excise Tax Credit in a manner that materially and negatively alters the economics of this Agreement shall result in re-negotiation of this Agreement.

16.2
Actions, policy or material economic hardship implement by a non-United States Government of which materially impedes on either Mission’s ability to perform under this Agreement or materially changes the economics shall result in re-negotiation of this Agreement.

16.3
Should the Parties fail to renegotiate this Agreement or are unable to reach an agreement within 60 days following an event giving rise to such re-negotiation, either Party may upon 30 days notice to the other Party terminate this Agreement.

17	Default

17.1
In the event that either Party is in default of any provision hereof, including, but not limited to, failure to pay any sums due under Section 8 above, the non-defaulting Party shall notify the defaulting Party of such default.  If said default is not cured, in full, within thirty (30) days of the date of such notice, the non-defaulting Party shall be entitled to declare a material default under the terms of this Agreement, cease performance, terminate this Agreement, and/or pursue any and all such further remedies as are provided for under Applicable Law.

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18	Insurance

18.1
Seller shall obtain cargo insurance at its own expense such that the Buyer, or any other party having an insurable interest in the Cargo, shall be entitled to claim directly from the insurer and Seller shall provide Buyer with the insurance policy or other evidence of insurance cover.  Unless otherwise agreed, the minimum insurance shall cover 110 percent of the CIF value of the Cargo.  The insurance shall cover all risks of contamination and all risks of physical loss or damage to the Cargo from any external cause as per Institute Cargo Clauses A (Institute of London Institute Underwriters), including shortage and/or leakage in excess of 0.50 percent of the Bill of Lading quantity, to the extent covered in Clauses A.  If required by Buyer, Seller shall provide at Buyer’s expense war, strikes, riots and civil commissions risk insurances, if procurable.  The insurance shall cover the period of time from when risk passes at the Load Port until the Products pass the Vessel's permanent hose connection at the Delivery Port.  If, and so long as, voyages to any of the ports of loading or discharge under the Agreement, or any sea areas through which the Vessel has to travel incur additional insurance or war risk insurance premiums (if applicable) in excess of those prevailing on the date of the Agreement for vessel's hull and machinery or cargo, or both, the cost of such additional insurance shall be paid by Seller in addition to the price stipulated in the Agreement.

19	Indemnity

19.1
Each Party (the “Indemnifying Party”) agrees to protect, defend, indemnify and hold the other Party  (the “Indemnified Party”) harmless from and against any and all claims, demands, suits, losses, expenses (including reasonable attorneys’ fees), damages, fines, penalties, causes of action and liabilities of every type and character, including personal injury or death to any person or loss or damage to any personal or real property, caused by, arising out of or resulting from (a) the negligence (whether by action or omission) or wilful misconduct of such Indemnifying Party, its officers or employees with respect to the purchase and sale of Product hereunder, or (b) a breach of such Indemnifying Party’s warranties under this Agreement or its failure to comply with Applicable Laws.  In the event the Parties are jointly or concurrently negligent, each Party shall indemnify the other Party to the extent of its negligent acts or omissions or wilful misconduct.

20	ISPS Compliance

20.1
Seller warrants that the Vessel complies with the requirements of the International Code for the Security of Ships and of Port Facilities and the relevant amendments to Chapter XI of SOLAS (the “ISPS Code”) and the U.S. Maritime Transportation Security Act of 2002 (“MTSA”).  Buyer warrants that the Delivery Port and discharge terminal are in compliance with the ISPS Code and the MTSA.

20.2
In all cases, a Party that breaches any warranty set forth in this Section 19 shall indemnify the other Party against any resulting delays, demurrage, expenses, fines, penalties or other costs (excluding any consequential or indirect damages).  If delays, demurrage, expenses, fines, penalties or other costs are incurred for any reason attributable to security regulations other than those stipulated in Section 19.1, such costs shall be shared equally by the Parties.

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21	Compliance with Laws

21.1	Each Party shall comply with all Applicable Laws, including any U.S. laws, regulations and administrative requirements applicable to this Agreement concerning the importation of the Products.

21.2	Seller shall furnish Buyer with Material Safety Data Sheets that provide warnings and safety and health information concerning the Products.

22	Law and Arbitration

22.1
This Agreement, and all disputes and controversies arising in connection therewith, shall be governed and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws that would apply any other law.

22.2
Any dispute which arises between the parties out of or in connection with this Agreement, including but not limited to any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, which rules are deemed to be incorporated.

22.3
The place of the arbitration shall be New York City, New York unless otherwise agreed to by the Parties.  The language of the arbitration shall be English.  The tribunal shall consist of a single arbitrator unless the amount in controversy exceeds $1,000,000, in which case either party may demand that the matter be heard by a panel of three arbitrators, one to be nominated by each Party and the third by the two so nominated.  All arbitrators shall be attorneys licensed in the State of New York with over twenty (20) years experience in international commercial agreements and the interpretation thereof.  The arbitration shall be scheduled to be completed no later than ninety (90) days after arbitration is commenced to the extent practicable.

22.4
Any award rendered in such arbitration shall be final and binding upon the Parties hereto and judgment may be entered thereon of any order of enforcement obtained in any courts having jurisdiction.  The decision of the arbitrator, or a majority of the arbitrators, shall be reduced to writing and shall be delivered to the Parties no later than thirty (30) days following the arbitration hearing.  Each Party shall bear the Party's own attorneys' fees and other costs and expenses incurred in connection with the arbitration. The parties shall share the arbitrators' fees and any fees charged by the sponsoring arbitration service equally. The arbitrator or arbitrators shall not add any interest factor to an award except as specifically provided in this Agreement and shall not award punitive or exemplary damages, whether or not such punitive or exemplary damages would be permissible under applicable law.

22.5	Arbitration shall not be applicable to Confirmations or any equitable relief sought under this Agreement.

23	Claims

23.1
If any quality or quantity claims arise under or in connection with this Agreement, the claiming Party shall notify the other Party of its claim in writing within three (3) months from the date of the completion of loading of each Cargo, failing which the claim shall be deemed waived and absolutely barred, absent fraud.

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24	Force Majeure

24.1
If either Party is rendered unable to perform fully or in part any obligation under this Agreement, except in relation to obligations to make payments due under this Agreement (including demurrage), then to the extent that such inability arises from a Force Majeure and upon such Party promptly giving written notice to the other Party of such cause(s), neither Party shall be liable to the other in damages or otherwise and the time for performance of the affected obligation shall be extended during and for the period of inability so caused, up to a maximum of sixty (60) calendar days.

24.2
Should such period of inability continue in excess of thirty (30) calendar days, either Party shall have the right to terminate this Agreement by written notice to the other Party, in which case neither Party shall be responsible for further performance nor liable in any way to each other.

24.3
Should a particular delivery (or deliveries) be cancelled due to an event of Force Majeure, neither Seller nor Buyer shall be relieved from their obligations under this Agreement in respect to further deliveries not affected by the force majeure.

24.4
The term “Force Majeure” shall any cause or event reasonably beyond the control of a Party, including (but without limiting the generality of such term): act(s) of god, perils of the sea, fire, delay of the performing vessel arising from breakdown or adverse weather, accidents at, closing of, or restrictions upon the use of mooring facilities, docks, ports, pipelines, harbors, or other navigational or transportation mechanisms, war (declared or undeclared), military operations, blockade, revolution, disruption or breakdown of or explosions or accidents to wells, storage plants, refineries, terminals, machinery or other facilities, trade restriction, requests, orders or actions of any government, or by any person purporting to represent a government, or any other cause of a similar nature as described herein not reasonably within the control of the respective parties.  The Parties acknowledge and agree that an event of Force Majeure at one of Buyer’s Affiliate’s Refinery which is receiving Product under this Agreement shall constitute an event of Force Majeure under this Agreement

25	Limitation of Liability

25.1
Notwithstanding anything in this Agreement to the contrary, neither the Seller nor the Buyer shall be liable for consequential, indirect, special, punitive, or exemplary losses or damages of any kind arising out of or in any way connected with the performance of or failure to perform this Agreement.

26	Right to Audit

26.1
Each Party and its authorized representative shall have access to the books and records of the other Party relating to performance of this Agreement (other than with respect to Seller’s actual production costs, feedstock costs, costs of consumables employee compensation or other proprietary information unrelated to the performance of this Agreement).  Each Party shall have the right to audit those records at any reasonable time, but not more than two times per year.  The audited Party shall fully cooperate with the auditing Party to accomplish the audit as expeditiously as possible.  Either Party may retain outside auditors or inspectors whose costs and fees shall be borne by the Party employing the outside auditor or inspector.  Each Party agrees to be bound and shall cause any independent auditors or inspectors to be bound by the confidentiality obligations contained herein.  Either Party may witness any inspection at its own expense.

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27	Assignability

27.1
A Party may assign this Agreement to any Affiliate without the consent of the other Party so long as such Party expressly remains jointly and severally responsible for the obligation so assigned with the Affiliate assignee.  Further, a Party may assign this Agreement without the consent of the other Party if such assignment is by way of a merger, consolidation, scheme of arrangement or similar transaction or in connection with the sale, transfer or conveyance by VMSC or Seller of all or substantially all of its assets, or in the case of VMSC the sale, transfer or conveyance, whether directly or indirectly, of Buyer’s Affiliate’s refinery which is receiving Products under this Agreement, provided that any such assignee shall expressly assume the obligations of such Party under this Agreement, represent that the assignment and assumption of this Agreement.  In the event consent is not required as set forth in this Section, prior written notice of such assignment shall be provided to the other Party.  The term “Affiliate” means, in relation to any party, any entity controlled, directly or indirectly, by such Party, any entity that controls, directly or indirectly, such Party, or any entity directly or indirectly under common control with such Party. For this purpose, "control" of any entity or Party means ownership of a majority of the issued shares or voting power or control in fact of the entity or Party.  In addition, either Party may collaterally assign this Agreement as security in connection with any financing obtained by such Party, so long as such Party remains responsible for all obligations of such Party hereunder, and in such event the other Party hereto shall cooperate with any reasonable request of the assigning party in connection therewith provided that the other Party shall not be obligated to incur any additional cost or assume any additional liability.

28	Warranties

28.1
Mission warrants that at the time of delivery of the Products hereunder, it will convey full legal title to the Products, free and clear of all liens, claims or encumbrances, to the Buyer pursuant to the terms and conditions of this Agreement.

29	Notifications

29.1	Any contractual, operational, financial, or pricing notification from between the Buyer and Seller to be made to the following contacts or other such contacts as mutually agreed:

Mission Contact

Name:	Mr James Garton
Phone:	+61 8 9443 9512
Cell:	+61 438 657 057
Email:	james@missionnewenergy.com
Fax:	+61 8 9201 1958

VMSC Contact

Name:	****[1]
Phone:	****[1]

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Cell:	****[1]
Email:	****[1]
Fax:	****[1]

Except as otherwise provided, all notices, consents, and other communications under this Agreement required to be in writing shall be deemed to have been duly given when (i) when delivered in person, (ii) when received by fax (with acknowledgement of receipt), (iii) when received by the addressee if sent by express mail, Federal Express, or other express delivery service receipt requested), (iv) by email only in instances specifically provided for herein shall be deemed duly given immediately (with receipt confirmed) or (v) by any other means as the parties may agree from time to time, in each case to the appropriate address as designated by the parties.

All notices and communications from Seller to Buyer and from Buyer to Seller arising out of or in connection with this Agreement must be received by Buyer within office hours (0830 to 1730) in the relevant time zone and sent in accordance with the notifications provisions herein.  Any notice or communication addressed to someone other than the buyer’s representative(s) named herein shall be deemed to have not been received and shall have no legal or contractual force or effect.  Any notice or communications received outside of office hours (as described above) shall be deemed to have been received on the next working day.

30	Other

30.1	The United Nations convention on contracts for the international sale of goods shall not apply to this contract.

31	Conditions Precedent

31.1
This Agreement is made expressly condition on the execution, and approval by Mission's shareholders, of a Subscription Agreement dated of even date herewith between Mission and Valero Mission Company LLC, an affiliate of VMSC (the “Subscription Agreement”) whereby Mission has agreed to provide Valero Energy Corporation the option to purchase 25% of Mission common equity on a fully diluted basis via the issuance of warrants on the terms set forth in the Subscription Agreement.

32	Confidentiality

32.1
The terms and conditions of this Agreement are confidential and neither Party shall disclose them to any third party except (i) as may be required by court order, Applicable Law or a governmental authority (including, if required, to comply with the disclosure requirements of the Securities and Exchange Commission, the New York Stock Exchange, ASX or any self-regulatory organization) or (ii) to such Party’s or its Affiliates’ employees, auditors, consultants, banks, financial advisors and legal advisors.  The confidentiality obligations under this Agreement shall survive termination or expiration of this Agreement for a period of one (1) year.  In the case of disclosure covered by subclause (i) of this Section_32.1, and if the disclosing Party’s counsel advises that it is permissible to do so, the disclosing Party shall notify the other Party in writing of any proceeding of which it is aware which may result in disclosure, and use reasonable efforts to prevent or limit such disclosure.  The Parties may exercise all remedies available at law or in equity to enforce or seek relief in connection with the confidentiality obligations set forth herein.  Notwithstanding the foregoing, the Parties and their respective employees, representatives and other agents may disclose to any person (except where confidentiality is reasonably necessary to comply with Applicable Law) the structure and tax aspects of any transaction under this Agreement as necessary to describe or support any tax benefits that may result from such transaction and any materials relating to such structure and tax aspects.

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33	Entire Agreement

33.1	This Agreement contains the entire agreement of the Parties and it cannot be modified unless in writing and agreed by the Parties.

34	No Waiver

34.1	No waiver of any right under this Agreement at any time will serve to waive of the same right at any future date.

35	Severability

35.1
If a provision of this Agreement is unenforceable under any Applicable Law, that provision will be enforced to the maximum extent permitted by Applicable Law. The remaining provisions of this Agreement will continue in full force and effect.

36	Counterparts.

36.1	This Agreement may be executed in one or more counterparts, each of which will be deemed an original and part of one and the same document.

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In Witness whereof, the Parties hereto have caused their duly authorised representative to execute this Agreement as of 8 December 2009.

Mission NewEnergy Limited:	Witness:

By: /s/ Nathan Mahalingam	By: /s/ Guy Ralph Burnett
Name: Nathan Mahalingam	Name: Guy Ralph Burnett
Date: 8 December 2009	Date: 8 December 2009

Valero Marketing and Supply Company:

By: /s/ Joseph W. Gorder
Name: Joseph W. Gorder
Title: EVP, Marketing and Supply
Date: 8 December 2009

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Appendix 1 – Fatty Acid Methyl Ester Specifications

Additional Specifications Register:

Parameter	Test Method	Specification
Mono Glycerite Content	D 6584	0.5 % max

Ester Content	EN14103	96.5 % min

Water Content (Karl Fischer)	D 6304	500 ppm max

Cloud Point	D 2500	15 C max

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ASTM D6751Specifications

Designation: D 6751 – 08

An American National Standard

Standard Specification for Biodiesel Fuel Blend Stock (B100) for Middle Distillate Fuels[1]

This standard is issued under the fixed designation D 6751; the number immediately following the designation indicates the year of original adoption or, in the case of revision, the year of last revision. A number in parentheses indicates the year of last reapproval. A superscript epsilon (ε) indicates an editorial change since the last revision or reapproval.

1. Scope*

1.1 This specification covers biodiesel (B100) Grades S15 and S500 for use as a blend component with middle distillate fuels.

1.2 This specification prescribes the required properties of diesel fuels at the time and place of delivery. The specification requirements may be applied at other points in the production and distribution system when provided by agreement between the purchaser and the supplier.

1.3 Nothing in this specification shall preclude observance of federal, state, or local regulations which may be more restrictive.

NOTE 1—The generation and dissipation of static electricity can create problems in the handling of distillate fuel oils with which biodiesel may be blended. For more information on the subject, see Guide D 4865.

1.4 The values stated in SI units are to be regarded as standard. No other units of measurement are included in this standard.

1.4.1 *Exception*—In Annex A1, the values stated in SI units are to be regarded as the standard. The values given in parentheses are for information only.

2. Referenced Documents

2.1 *ASTM Standards:* [2]

D 93 Test Methods for Flash Point by Pensky-Martens Closed Cup Tester

D 130 Test Method for Corrosiveness to Copper from Petroleum Products by Copper Strip Test

D 189 Test Method for Conradson Carbon Residue of Petroleum Products

D 445 Test Method for Kinematic Viscosity of Transparent and Opaque Liquids (and Calculation of Dynamic Viscosity)

D 524 Test Method for Ramsbottom Carbon Residue of Petroleum Products

D 613 Test Method for Cetane Number of Diesel Fuel Oil

D 664 Test Method for Acid Number of Petroleum Products by Potentiometric Titration

D 874 Test Method for Sulfated Ash from Lubricating Oils and Additives

D 974 Test Method for Acid and Base Number by Color-Indicator Titration

D 975 Specification for Diesel Fuel Oils

D 976 Test Method for Calculated Cetane Index of Distillate Fuels

D 1160 Test Method for Distillation of Petroleum Products at Reduced Pressure

D 1266 Test Method for Sulfur in Petroleum Products (Lamp Method)

D 1796 Test Method for Water and Sediment in Fuel Oils by the Centrifuge Method (Laboratory Procedure)

D 2274 Test Method for Oxidation Stability of Distillate Fuel Oil (Accelerated Method)

D 2500 Test Method for Cloud Point of Petroleum Products

D 2622 Test Method for Sulfur in Petroleum Products by Wavelength Dispersive X-ray Fluorescence Spectrometry

D 2709 Test Method for Water and Sediment in Middle Distillate Fuels by Centrifuge

D 2880 Specification for Gas Turbine Fuel Oils

D 3117 Test Method for Wax Appearance Point of Distillate Fuels

D 3120 Test Method for Trace Quantities of Sulfur in Light Liquid Petroleum Hydrocarbons by Oxidative Microcoulometry

D 3242 Test Method for Acidity in Aviation Turbine Fuel

D 3828 Test Methods for Flash Point by Small Scale Closed Cup Tester

D 4057 Practice for Manual Sampling of Petroleum and Petroleum Products

D 4177 Practice for Automatic Sampling of Petroleum and Petroleum Products

[1] This specification is under the jurisdiction of ASTM Committee D02 on Petroleum Products and Lubricants and is the direct responsibility of Subcommittee D02.E0 on Burner, Diesel, Non-Aviation Gas Turbine, and Marine Fuels.

Current edition approved Oct. 1, 2008. Published October 2008. Originally approved in 1999 as PS 121–99. Adopted as a standard in 2002 as D 6751–02. Last previous edition approved in 2007 as D 6751–07b$^{\epsilon 1}$.

[2] For referenced ASTM standards, visit the ASTM website, www.astm.org, or contact ASTM Customer Service at service@astm.org. For Annual Book of ASTM Standards volume information, refer to the standard's Document Summary page on the ASTM website.

*A Summary of Changes section appears at the end of this standard.

Copyright © ASTM International, 100 Barr Harbor Drive, PO Box C700, West Conshohocken, PA 19428-2959, United States.

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D 4294 Test Method for Sulfur in Petroleum and Petroleum Products by Energy Dispersive X-ray Fluorescence Spectrometry
D 4530 Test Method for Determination of Carbon Residue (Micro Method)
D 4737 Test Method for Calculated Cetane Index by Four Variable Equation
D 4865 Guide for Generation and Dissipation of Static Electricity in Petroleum Fuel Systems
D 4951 Test Method for Determination of Additive Elements in Lubricating Oils by Inductively Coupled Plasma Atomic Emission Spectrometry
D 5452 Test Method for Particulate Contamination in Aviation Fuels by Laboratory Filtration
D 5453 Test Method for Determination of Total Sulfur in Light Hydrocarbons, Spark Ignition Engine Fuel, Diesel Engine Fuel, and Engine Oil by Ultraviolet Fluorescence
D 5773 Test Method for Cloud Point of Petroleum Products (Constant Cooling Rate Method)
D 6217 Test Method for Particulate Contamination in Middle Distillate Fuels by Laboratory Filtration
D 6300 Practice for Determination of Precision and Bias Data for Use in Test Methods for Petroleum Products and Lubricants
D 6450 Test Method for Flash Point by Continuously Closed Cup (CCCFP) Tester
D 6469 Guide for Microbial Contamination in Fuels and Fuel Systems
D 6584 Test Method for Determination of Free and Total Glycerin in B-100 Biodiesel Methyl Esters By Gas Chromatography
D 6890 Test Method for Determination of Ignition Delay and Derived Cetane Number (DCN) of Diesel Fuel Oils by Combustion in a Constant Volume Chamber
D 7039 Test Method for Sulfur in Gasoline and Diesel Fuel by Monochromatic Wavelength Dispersive X-ray Fluorescence Spectrometry

2.2 *Government Standard:*
40 CFR Part 79 Registration of Fuels and Fuel Additives Section 211(b) Clean Air Act[3]

2.3 *Other Documents:*[4]
UOP 389 Trace Metals in Oils by Wet Ashing and ICP-OES
UOP 391–91 Trace Metals in Petroleum Products or Organics by AAS
EN 14112 Fat and oil derivatives—Fatty acid methyl esters (FAME)—Determination of oxidation stability (Accelerated oxidation test)[5]
EN 14110 Fat and oil derivatives—Fatty acid methyl esters (FAME)—Determination of methanol content[5]
EN 14538 Fat and oil derivatives—Fatty acid methyl esters (FAME)—Determination of Ca, K, Mg and Na content by optical emission spectral analysis with inductively coupled plasma (ICP OES)[5]

3. Terminology

3.1 *Definitions:*

3.1.1 *biodiesel, n*—fuel comprised of mono-alkyl esters of long chain fatty acids derived from vegetable oils or animal fats, designated B100.

3.1.1.1 *Discussion*—*biodiesel*, as defined above, is registered with the U.S. EPA as a fuel and a fuel additive under Section 211(b) of the Clean Air Act. There is, however, other usage of the term biodiesel in the marketplace. Due to its EPA registration and the widespread commercial use of the term biodiesel in the U.S. marketplace, the term biodiesel will be maintained for this specification.

3.1.1.2 *Discussion*—Biodiesel is typically produced by a reaction of a vegetable oil or animal fat with an alcohol such as methanol or ethanol in the presence of a catalyst to yield mono-alkyl esters and glycerin, which is removed. The finished biodiesel derives approximately 10 % of its mass from the reacted alcohol. The alcohol used in the reaction may or may not come from renewable resources.

3.1.2 *biodiesel blend (BXX), n*—blend of biodiesel fuel with diesel fuel oils.

3.1.2.1 *Discussion*—In the abbreviation BXX, the XX represents the volume percentage of biodiesel fuel in the blend.

3.1.3 *biodiesel fuel, n*—synonym for *biodiesel*.

3.1.4 *diesel fuel, n*—middle petroleum distillate fuel.

3.1.5 *free glycerin, n*—a measure of the amount of glycerin remaining in the fuel.

3.1.6 *Grade S15 B100, n*—a grade of biodiesel meeting ASTM Specification D 6751 and having a sulfur specification of 15 ppm maximum.

3.1.7 *Grade S500 B100, n*—a grade of biodiesel meeting ASTM Specification D 6751 and having a sulfur specification of 500 ppm maximum.

3.1.8 *middle distillate fuel, n*—kerosines and gas oils boiling between approximately 150°C and 400°C at normal atmospheric pressure and having a closed-cup flash point above 38°C.

3.1.9 *total glycerin, n*—the sum of the free glycerin and the glycerin portion of any unreacted or partially reacted oil or fat.

4. Requirements

4.1 The biodiesel specified shall be mono-alkyl esters of long chain fatty acids derived from vegetable oils and animal fats.

4.2 Unless otherwise specified, samples for analysis shall be taken by the procedure described in Practices D 4057 or D 4177.

4.3 The biodiesel specified shall conform to the detailed requirements shown in Table 1.

NOTE 2—A considerable amount of experience exists in the U.S. with a 20 % blend of biodiesel, primarily produced from soybean oil, with 80 % diesel fuel (B20). Experience with biodiesel produced from animal fat and other oils is similar. Experience with B20 and lower blends in other applications is not as prevalent. Although biodiesel (B100) can be used, blends of over 20 % biodiesel with diesel fuel (B20) should be evaluated on a case by case basis until further experience is available.

[3] Available from U.S. Government Printing Office Superintendent of Documents, 732 N. Capitol St., NW, Mail Stop: SDE, Washington, DC 20401.
[4] Available from ASTM International, 100 Barr Harbor Drive, PO Box C700, West Conshohocken, PA. Visit the ASTM website, www.astm.org, or contact ASTM Customer Service at service@astm.org.
[5] Available from the National CEN Members listed on the CEN website (www.cenorm.be) or from the CEN/TC19 secretariat (astm@nen.nl).

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TABLE 1 Detailed Requirements for Biodiesel (B100) (All Sulfur Levels)

Property	Test Method[A]	Grade S15 Limits	Grade S500 Limits	Units
Calcium and Magnesium, combined	EN 14538	5 max	5 max	ppm (µg/g)
Flash point (closed cup)	D 93	93 min	93 min	°C
Alcohol control				
One of the following must be met:				
1. Methanol content	EN 14110	0.2 max	0.2 max	mass %
2. Flash point	D 93	130 min	130 min	°C
Water and sediment	D 2709	0.050 max	0.050 max	% volume
Kinematic viscosity, 40°C	D 445	1.9-6.0[B]	1.9-6.0[B]	mm^2/s
Sulfated ash	D 874	0.020 max	0.020 max	% mass
Sulfur[C]	D 5453	0.0015 max (15)	0.05 max (500)	% mass (ppm)
Copper strip corrosion	D 130	No. 3 max	No. 3 max	
Cetane number	D 613	47 min	47 min	
Cloud point	D 2500	Report[D]	Report[D]	°C
Carbon residue[E]	D 4530	0.050 max	0.050 max	% mass
Acid number	D 664	0.50 max	0.50 max	mg KOH/g
Cold soak filterability	Annex A1	360 max[F]	360 max[F]	seconds
Free glycerin	D 6584	0.020 max	0.020 max	% mass
Total glycerin	D 6584	0.240 max	0.240 max	% mass
Phosphorus content	D 4951	0.001 max	0.001 max	% mass
Distillation temperature, Atmospheric equivalent temperature, 90 % recovered	D 1160	360 max	360 max	°C
Sodium and Potassium, combined	EN 14538	5 max	5 max	ppm (µg/g)
Oxidation stability	EN 14112	3 minimum	3 minimum	hours

[A] The test methods indicated are the approved referee methods. Other acceptable methods are indicated in 5.1.

[B] See X1.3.1. The 6.0 mm^2/s upper viscosity limit is higher than petroleum based diesel fuel and should be taken into consideration when blending.

[C] Other sulfur limits can apply in selected areas in the United States and in other countries.

[D] The cloud point of biodiesel is generally higher than petroleum based diesel fuel and should be taken into consideration when blending.

[E] Carbon residue shall be run on the 100 % sample (see 5.1.11).

[F] B100 intended for blending into diesel fuel that is expected to give satisfactory vehicle performance at fuel temperatures at or below –12°C shall comply with a cold soak filterability limit of 200 s maximum.

NOTE 3—The user should consult the equipment manufacturer or owner's manual regarding the suitability of using biodiesel or biodiesel blends in a particular engine or application.

5. Test Methods

5.1 The requirements enumerated in this specification shall be determined in accordance with the following methods.

5.1.1 *Flash Point*—Test Methods D 93, except where other methods are prescribed by law. Test Methods D 3828 or D 6450 can also be used. The precision and bias of Test Methods D 3828 and D 6450 with biodiesel is not known and is currently under investigation. Test Methods D 93 shall be the referee method.

5.1.2 *Water and Sediment*—Test Method D 2709. Test Method D 1796 may also be used. Test Method D 2709 shall be the referee method. The precision and bias of these test methods with biodiesel is not known and is currently under investigation.

5.1.3 *Viscosity*—Test Method D 445.

5.1.4 *Sulfated Ash*—Test Method D 874.

5.1.5 *Oxidation Stability*—Test Method EN 14112.

5.1.6 *Sulfur*—Test Method D 5453. Test Method D 7039 may also be used. Other test methods may also be suitable for determining up to 0.05 % (500 ppm) sulfur in biodiesel fuels such as Test Methods D 1266, D 2622, D 3120 and D 4294 but may provide falsely high results (see X1.5) although their precision and bias with biodiesel is unknown. Test Method D 5453 shall be the referee test method.

5.1.7 *Corrosion*—Test Method D 130, 3 h test at 50°C.

5.1.8 *Cetane Number*—Test Method D 613. Test Method D 6890 may also be used. Test Method D 613 shall be the referee method.

5.1.9 *Cloud Point*—Test Method D 2500. Test Method D 5773 may also be used. Test Method D 3117 may also be used because it is closely related. Test Method D 2500 shall be the referee test method. The precision and bias of Test Method D 3117 for biodiesel is not known and is currently under investigation.

5.1.10 *Acid Number*—Test Method D 664. Test Methods D 3242 or D 974 may also be used. Test Method D 664 shall be the referee test method.

5.1.11 *Carbon Residue*—Test Method D 4530. A 100 % sample shall replace the 10 % residual, with percent residue in the original sample reported using the 10 % residual calculation (see X1.9.1). Test Methods D 189 or D 524 may also be used. Test Method D 4530 shall be the referee method.

5.1.12 *Total Glycerin*—Test Method D 6584.

5.1.13 *Free Glycerin*—Test Method D 6584.

5.1.14 *Phosphorus Content*—Test Method D 4951.

5.1.15 *Distillation Temperature, Reduced Pressure*—Test Method D 1160.

5.1.16 *Calcium and Magnesium, combined*—Test Method EN 14538. Test Method UOP 389 may also be used. Test Method EN 14538 shall be the referee test method.

5.1.17 *Sodium and Potassium, combined*—Test Method EN 14538. Test Method UOP 391 may also be used. Test Method EN 14538 shall be the referee test method.

5.1.18 *Cold Soak Filterability*—The test method in Annex A1 shall be used to determine the cold soak filterability. B100 intended for blending into diesel fuels that is expected to give satisfactory vehicle performance at fuel temperatures at or below −12°C shall comply with a cold soak filtration limit of

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200 s maximum. A cold soak filterability standard test method is under development.

NOTE 4—Interim precision information is provided in Annex A1 for the cold soak filterability test to give the user some indication of the repeatability and reproducibility expected.

6. Workmanship

6.1 The biodiesel fuel shall be visually free of undissolved water, sediment, and suspended matter.

7. Keywords

7.1 alternative fuel; biodiesel fuel; diesel fuel oil; fuel oil; renewable resource

ANNEX

(Mandatory Information)

A1. DETERMINATION OF FUEL FILTER BLOCKING POTENTIAL OF BIODIESEL (B100) BLEND STOCK BY COLD SOAK LABORATORY FILTRATION

A1.1 Scope

A1.1.1 This test method covers the determination by filtration time after cold soak of the suitability for a Biodiesel (B100) Blend Stock for blending with middle distillates to provide adequate low temperature operability performance to at least the cloud point of the finished blend.

A1.1.2 The interim precision of this test method has been determined.

A1.1.3 The values stated in SI units are to be regarded as the standard. The values given in parentheses are for information only.

A1.1.4 *This standard does not purport to address all of the safety concerns, if any, associated with its use. It is the responsibility of the user of this standard to establish appropriate safety and health practices and determine the applicability of regulatory limitations prior to use.*

A1.2 Referenced Documents

A1.2.1 *ASTM Standards:*[3]

D 4057 Practice for Manual Sampling of Petroleum and Petroleum Products

D 4865 Guide for Generation and Dissipation of Static Electricity in Petroleum Fuel Systems

D 5452 Test Method for Particulate Contamination in Aviation Fuels by Laboratory Filtration

A1.3 Terminology

A1.3.1 *Definitions:*

A1.3.1.1 *biodiesel, n*—fuel comprised of mono-alkyl esters of long chain fatty acids derived from vegetable oils or animal fats, designated B100.

A1.3.1.2 *bond, v*—to connect two parts of a system electrically by means of a conductive wire to eliminate voltage differences.

A1.3.1.3 *ground, v*—to connect electrically with earth.

A1.3.2 *Definitions of Terms Specific to this Standard:*

A1.3.2.1 *filtered flushing fluids, n*—either of two solvents, heptane or 2,2, 4-trimethylpentane, filtered through a nominal 0.45 µm glass fiber filter.

A1.3.2.2 *glass fiber filter, n*—the 0.7 µm glass fiber filters used in this test method.

A1.3.3 *Abbreviations:*

A1.3.3.1 *CSFT*—cold soak filtration test.

A1.4 Summary of Test Method

A1.4.1 In this test method, 300 mL of biodiesel (B100) is stored at 4.4°C (40°F) for 16 h, allowed to warm to 20 to 22°C (68 to 72°F), and vacuum filtered through a single 0.7 µm glass fiber filter.

A1.4.2 In this test method, the filtration time is reported in seconds.

A1.5 Significance and Use

A1.5.1 Some substances that are soluble or appear to be soluble in biodiesel at room temperature will, upon cooling or standing at room temperature for extended periods, come out of solution. These substances can cause filter plugging. This test method provides an accelerated means of assessing the propensity for these substances to plug filters.

A1.5.1.1 Fuels that give short filtration times are expected to give satisfactory operation down to the cloud point of biodiesel blends.

A1.5.2 The test method can be used in specifications as a means of controlling levels of minor filter plugging components in biodiesel and biodiesel blends.

A1.6 Apparatus

A1.6.1 *Filtration System*—Arrange the following components as shown in Fig. A1.1.

A1.6.1.1 *Funnel and Funnel Base*, with a stainless steel filter support for a 47–mm diameter glass fiber filter and a locking ring or spring action clip capable of receiving 300 mL.

NOTE A1.1—Sintered glass supports were found to give much higher filtration times during initial studies and should not be used.

A1.6.1.2 *Ground/Bond Wire*, 0.912 to 2.59 mm (No. 10 through No. 19) bare-stranded flexible stainless steel or copper installed in the flasks and grounded as shown in Fig. A1.1.

NOTE A1.2—The electrical bonding apparatus described in Test

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Funnel
Vacuum Tubing
File clamp jaws and
handle where wire
attaches to bare metal
Insure seal between
tube, hose, and wire
with appropriate sealant
Laboratory
Ground
(Typical)
Clamp
To Vacuum
Pump
Vacuum
Tubing
Wire to Ground
Safety Flask
Receiving Flask

FIG. A1.1 Schematic of Filtration System

Method D 5452 or other suitable means of electrical grounding which ensure safe operation of the filtration apparatus and flask can be used. If the filtrate is to be subsequently tested for stability it is advisable not to use copper as copper ions catalyze gum formation during the stability test.

A1.6.1.3 *Receiving Flask*, 1-L borosilicate glass vacuum filter flask, into which the filtration apparatus fits, equipped with a sidearm to connect to the safety flask.

A1.6.1.4 *Safety Flask*, 1-L borosilicate glass vacuum filter flask equipped with a sidearm to connect the vacuum system. A fuel and solvent resistant rubber hose, through which the grounding wire passes, shall connect the sidearm of the receiving flask to the tube passing through the rubber stopper in the top of the safety flask.

A1.6.1.5 *Vacuum System*, a vacuum system capable of producing a vacuum of 70 to 100 kPa below atmospheric pressure when measured at the receiving flask. A mechanical vacuum pump may be used if it has this capability.

NOTE A1.3—Water aspirated vacuum will not provide relative vacuum within the prescribed range.

A1.6.2 *Other Apparatus*:

A1.6.2.1 *Forceps*, approximately 12-cm long, flat-bladed, with non-serrated, non-pointed tips.

A1.6.2.2 *Graduated Cylinders*, to contain at least 0.5 L of fluid and marked at 10-mL intervals. Graduated cylinders, 100-mL, may be required for samples which filter slowly.

A1.6.2.3 *Petri Dishes*, approximately 12.5 cm in diameter, with removable glass supports for glass fiber filters.

NOTE A1.4—Small watch glasses, approximately 5 to 7 cm in diameter, have also been found suitable to support the glass fiber filters.

NOTE A1.5—B100 will dissolve some plastics. This can cause the filters to adhere to the plastic.

A1.6.2.4 *Glass Fiber Filters*, plain, 47-mm diameter, nominal pore size 0.7-µm.

A1.6.2.5 *Protective Cover*, polyethylene film or clean aluminum foil.

A1.6.2.6 *Liquid or Air Bath or Chamber*, capable of sustaining a temperature of 4.4 ± 1.1°C (40 ± 2°F) for 16 h.

A1.6.2.7 *Timer*, capable of displaying elapsed times of at least 900 s to the nearest 0.1 s.

A1.7 Reagents and Materials

A1.7.1 *Purity of Reagents*—Reagent grade chemicals shall be used in all tests. Unless otherwise indicated, it is intended that all reagents shall conform to the specifications of the Committee on Analytical Reagents of the American Chemical Society, where such specifications are available.[8] Other grades may be used, provided it is first ascertained that the reagent is of sufficient purity to permit its use without lessening the accuracy of the determination.

A1.7.2 *Flushing Fluids*—Flushing fluids are not required for the test as the filter is not weighed. However, heptane or isooctane may be used to wash the apparatus after filtration to remove any residue. Alternatively soap and water may be used in accordance with A1.7.3.

A1.7.2.1 *Heptane*, (**Warning**—Flammable).

[8] *Reagent Chemicals, American Chemical Society Specifications*, American Chemical Society, Washington, DC. For Suggestions on the testing of reagents not listed by the American Chemical Society, see *Annual Standards for Laboratory Chemicals*, BDH Ltd., Poole, Dorset, U.K., and the *United States Pharmacopeia and National Formulary*, U.S. Pharmacopeial Convention, Inc. (USPC), Rockville, MD.

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A1.7.2.2 *2,2,4-trimethylpentane (isooctane)*, (**Warning**—Flammable).

A1.7.3 *Liquid or Powder Detergent*, water-soluble, for cleaning glassware.

A1.8 Preparation of Apparatus and Sample Containers

A1.8.1 Clean all components of the filtration apparatus using the reagents described in A1.7.2 and A1.7.3.

A1.8.1.1 Remove any labels, tags, and so forth.

A1.9 Sampling

A1.9.1 The sample container should be 500 ± 15 mL in volume and have a screw-on cap with an inert liner. Glass containers are preferred to facilitate a visual inspection of the contents and the container before and after filling. Glass containers also allow for visual inspection of the container, after the sample is emptied, to confirm complete emptying of the container. Epoxy-lined sample cans, polytetrafluoroethylene (PTFE) bottles, and high density linear polyethylene bottles have also been found suitable as sample containers but are less desirable since visual inspection of the interior of the container is more difficult.

A1.9.2 Precautions to avoid sample contamination shall include selection of an appropriate sampling point. It is preferred to obtain samples dynamically from a sampling loop in a distribution line, or from the flushing line of a field sampling kit. Ensure that the line to be sampled is flushed with fuel before collecting the sample.

A1.9.2.1 Use clean sample containers.

A1.9.2.2 Keep a clean protective cover over the top of the sample container until the cap is installed. Similarly protect the funnel opening of the assembled filtration apparatus with a clean protective cover until ready for use.

A1.9.2.3 Where it is desirable or only possible to obtain samples from static storage, follow the procedures given in Practice D 4057 or equivalent, taking precautions for cleanliness of all equipment used. The sample should pass through a minimum number of intermediate containers prior to placement in the prepared container.

A1.9.2.4 Samples obtained from static storage can give results that are not representative of the bulk contents of the tank because of particulate matter settling. Where possible, the contents of the tank should be circulated or agitated before sampling, or the sampling should be performed shortly after a tank has been filled.

A1.9.3 Visually inspect the sample container before taking the samples to verify that there are no visible particles present inside the container. Fill the sample container to contain 300 mL. Protect the fuel sample from prolonged exposure to light by wrapping the container in aluminum foil or storing it in the dark to reduce the possibility of particulate formation by light-promoted reactions. Do not transfer the fuel sample from its original sample container into an intermediate storage container. If the original sample container is damaged or leaking, then a new sample shall be obtained.

A1.9.3.1 If a 500-mL bottle is not available, or the sample has already been received in a container not suitable for this test, follow A1.9.5.

A1.9.4 Analyze fuel samples as soon as possible after sampling.

A1.9.4.1 Upon receipt of a Biodiesel Blend Stock (B100) sample, the entire sample shall be heated to 40°C for at least 3 h under an inert atmosphere to erase any thermal history and to dissolve any solids that might have precipitated during transit unless it is known that the sample has never been cooled below 20°C. If the sample has never been exposed to temperatures below 20°C then proceed to A1.9.5.

A1.9.4.2 After heating for the required time, allow the sample to sit for 24 h at a temperature no lower than 20°C.

A1.9.5 Shake the sample vigorously for 1 min, and transfer 300 mL to a clean fresh 500 ± 15 mL bottle.

A1.10 Preparation of Glass Fiber Filter

A1.10.1 Each filtration uses one filter. The glass fiber filter used for each individual test shall be identified by marking the petri dishes used to hold and transport the filters.

A1.10.2 Clean all glassware used in preparation of glass fiber filter as described in A1.8.1.

A1.10.3 Using forceps, place the filters on clean glass support rods or watch glasses in petri dish.

A1.10.4 Place the petri dish with its lid slightly ajar in a drying oven at 90 ± 5°C, and leave it for 30 min.

A1.10.5 Remove the petri dish from the drying oven. Keep the petri dish cover ajar, such that the filter is protected from contamination from the atmosphere. Allow 30 min for the filter to come to equilibrium with room air temperature and humidity.

A1.10.6 Using clean forceps, place the filter centrally on the filter support of the filtration apparatus (see Fig. A1.1). Install the funnel and secure with locking ring or spring clip. Do not remove the plastic film from the funnel opening until ready to start filtration.

A1.11 Procedure

A1.11.1 Place 300 mL of sample in a glass 500–mL bottle, and set in a liquid or air bath or chamber at 4.4 ± 1.1°C (40 ± 2°F) for 16 ± 0.5 h.

A1.11.2 After the 16-h cold soak is completed, allow the sample to come back to room temperature at 20 to 22°C (68 to 72°F) on its own without external heating. The sample shall be completely liquid before filtration. The sample shall be filtered within 1 h after reaching 20 to 22°C (68 to 72°F).

A1.11.3 Complete assembly of the receiving flask, 0.7 µm glass fiber filter and funnel as a unit (see Fig. A1.1) before swirling the sample. To minimize operator exposure to fumes, the filtering procedure should be performed in a fume hood.

A1.11.4 Start the vacuum system. Record the pressure in the system after 1 min of filtration. The vacuum shall be between 71.1 and 84.7 kPa (21 and 25 in. Hg) below atmospheric pressure. If the vacuum is not within the specified range, make adjustments to the vacuum system.

A1.11.5 Thoroughly clean the outside of the sample container in the region of the cap by wiping it with a damp, lint-free cloth. Swirl the container vigorously for about 2 to 3 s to dislodge any particles that may have adhered to the walls of the container.

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A1.11.6 Immediately after swirling, pour the entire contents of the sample container into the filtration funnel and simultaneously start the timer. The entire contents of the sample container shall be filtered through the glass fiber filter to ensure a correct measure of the contamination in the sample.

NOTE A1.6—Take care not to shake the sample vigorously, as this could cause some of the solids to go back into solution.

A1.11.7 If the filtration is not complete when 720 s (12 min) has elapsed, turn off the vacuum system and record the duration of the filtration to the nearest second. Record the pressure in the system and the volume filtered just before the termination of the filtration.

A1.12 Reporting

A1.12.1 Report the time for the 300-mL B100 to be completely filtered as B100 filtration time in seconds.

A1.12.2 If the filtration of the 300 mL failed to be completed after 720 s, report the volume that was filtered after 720 s.

A1.13 Precision and Bias

A1.13.1 *Precision*—The precision of this test method for B100 filtration has not yet been determined.

A1.13.1.1 *Repeatability*—The difference between successive test results, obtained by the same operator using the same apparatus under constant operating conditions on identical test material for B100 filtration has not yet been determined.

A1.13.1.2 *Reproducibility*—The difference between the two single and independent results obtained by different operators working in different laboratories on identical test material for B100 filtration has not yet been determined.

A1.13.1.3 *Interim Precision*—Repeatability and reproducibility determinations were made using data from the ASTM Biodiesel Low Temperature Operability Task Force. The analysis of the data is the subject of a research report, RR:D02-1649.[7] The report is an attempt to supply such an analysis based on well-established methodologies. Subsequent to test method publication a more thorough round robin is planned.

	200 s	360 s
Repeatability	34.0	61.0
Reproducibility	115.9	208.1

NOTE A1.7—The degree of freedom associated with the repeatability estimate from this round robin study is 25 for repeatability which is below 30 but acceptable. The degree of freedom associated with the reproducibility estimate from this round robin study is 10 and below acceptable limits. For that reason only the repeatability is included in A1.13.1.4. Since the minimum requirement of 30 (in accordance with Practice D 6300) is not met, users are cautioned that the actual repeatability/reproducibility may be significantly different than these estimates. An ASTM ILS will be conducted in the future.

A1.13.1.4 The difference between successive test results, obtained by the same operator using the same apparatus under constant operating conditions on identical test material for B100 filtration would in the long run, in the normal and correct operation of this test method, exceed 0.1689(X + 1.2018) time(s) only in one case in twenty.

A1.13.2 *Bias*—The procedure given for the determination of B100 filtration time has no bias because the value of the filtration time is defined in terms of this test method.

A1.14 Keywords

A1.14.1 biodiesel; diesel fuel; glass fiber filter; biodiesel; filter blocking potential, cold soak filtration test, CSFT, biodiesel blend; laboratory filtration; glass fiber filter; low temperature operability, middle distillate fuel.

[7] Supporting data have been filed at ASTM International Headquarters and may be obtained by requesting Research Report RR: D02-1649.

APPENDIXES

(Nonmandatory Information)

X1. SIGNIFICANCE OF PROPERTIES SPECIFIED FOR BIODIESEL FUEL

X1.1 Introduction

X1.1.1 The properties of commercial biodiesel fuel depends upon the refining practices employed and the nature of the renewable lipids from which it is produced. Biodiesel, for example, can be produced from a variety of vegetable oils or animal fats which produce similar volatility characteristics and combustion emissions with varying cold flow properties.

X1.1.2 The significance of the properties in this appendix are based primarily on the commercial use of biodiesel in on-road and off-road diesel engine applications. Some of the properties may take on other significance if biodiesel is used as a fuel or blending component in other applications. See the respective finished product specifications for additional information on significance of properties of those applications.

X1.2 Flash Point

X1.2.1 The flash point, as specified, is not directly related to engine performance. It is, however, of importance in connection with legal requirements and safety precautions involved in fuel handling and storage that are normally specified to meet insurance and fire regulations.

X1.2.2 The flash point for biodiesel has been set at 93°C (200°F) minimum, so biodiesel falls under the non-hazardous category under National Fire Protection Association codes.

X1.3 Viscosity

X1.3.1 For some engines it may be advantageous to specify a minimum viscosity because of power loss due to injection pump and injector leakage. Maximum allowable viscosity, on

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the other hand, is limited by considerations involved in engine design and size, and the characteristics of the injection system. The upper limit for the viscosity of biodiesel (6.0 mm²/s at 40°C) is higher than the maximum allowable viscosity in Specification D 975 Grade 2-D and 2-D low sulfur (4.1 mm/s at 40°C). Blending biodiesel with diesel fuel close to its upper limit could result in a biodiesel blend with viscosity above the upper limits contained in Specification D 975.

X1.4 Sulfated Ash

X1.4.1 Ash-forming materials may be present in biodiesel in three forms: (*1*) abrasive solids, (*2*) soluble metallic soaps, and (*3*) unremoved catalysts. Abrasive solids and unremoved catalysts can contribute to injector, fuel pump, piston and ring wear, and also to engine deposits. Soluble metallic soaps have little effect on wear but may contribute to filter plugging and engine deposits.

X1.5 Sulfur

X1.5.1 The effect of sulfur content on engine wear and deposits appears to vary considerably in importance and depends largely on operating conditions. Fuel sulfur can also affect emissions control systems performance and various limits on sulfur have been imposed for environmental reasons. B100 is essentially sulfur-free.

NOTE X1.1—Test Method D 5453 should be used with biodiesel. Use of other test methods may provide falsely high results when analyzing B100 with extremely low sulfur levels (less than 5 ppm). Biodiesel sulfur analysis from RR: D02-1480[8], *Biodiesel Fuel Cetane Number Testing Program, January-April, 1999,* using Test Method D 2622 yielded falsely high results due to the presence of the oxygen in the biodiesel. Sulfur results using Test Method D 2622 were more accurate with B20 than with B100 due to the lower oxygen content of B20. Potential improvements to Test Method D 2622 may provide more accurate values in the future.

X1.6 Copper Strip Corrosion

X1.6.1 This test serves as a measure of possible difficulties with copper and brass or bronze parts of the fuel system. The presence of acids or sulfur-containing compounds can tarnish the copper strip, thus indicating the possibility for corrosion.

X1.7 Cetane Number

X1.7.1 Cetane number is a measure of the ignition quality of the fuel and influences white smoke and combustion roughness. The cetane number requirements depend on engine design, size, nature of speed and load variations, and on starting and atmospheric conditions.

X1.7.2 The calculated cetane index, Test Methods D 976 or D 4737, may not be used to approximate the cetane number with biodiesel or its blends. There is no substantiating data to support the calculation of cetane index with biodiesel or biodiesel blends.

X1.8 Cloud Point

X1.8.1 Cloud point is of importance in that it defines the temperature at which a cloud or haze of crystals appears in the fuel under prescribed test conditions which generally relates to the temperature at which crystals begin to precipitate from the fuel in use. Biodiesel generally has a higher cloud point than petroleum based diesel fuel. The cloud point of biodiesel and its impact on the cold flow properties of the resulting blend should be monitored by the user to ensure trouble-free operation in cold climates. For further information, consult Appendix X4 of Specification D 975.

X1.9 Carbon Residue

X1.9.1 Carbon residue gives a measure of the carbon depositing tendencies of a fuel oil. While not directly correlating with engine deposits, this property is considered an approximation. Although biodiesel is in the distillate boiling range, most biodiesels boil at approximately the same temperature and it is difficult to leave a 10 % residual upon distillation. Thus, a 100 % sample is used to replace the 10 % residual sample, with the calculation executed as if it were the 10 % residual. Parameter E (final weight flask charge/original weight flask charge) in 8.1.2 of Test Method D 4530-93 is a constant 20/200.

X1.10 Acid Number

X1.10.1 The acid number is used to determine the level of free fatty acids or processing acids that may be present in biodiesel. Biodiesel with a high acid number has been shown to increase fueling system deposits and may increase the likelihood for corrosion.

NOTE X1.2—Acid number measures a different phenomenon for biodiesel than petroleum based diesel fuel. The acid number for biodiesel measures free fatty acids or degradation by-products not found in petroleum based diesel fuel. Increased recycle temperatures in new fuel system designs may accelerate fuel degradation which could result in high acid values and increased filter plugging potential.

X1.11 Free Glycerin

X1.11.1 The free glycerin method is used to determine the level of glycerin in the fuel. High levels of free glycerin can cause injector deposits, as well as clogged fueling systems, and result in a buildup of free glycerin in the bottom of storage and fueling systems.

X1.12 Total Glycerin

X1.12.1 The total glycerin method is used to determine the level of glycerin in the fuel and includes the free glycerin and the glycerine portion of any unreacted or partially reacted oil or fat. Low levels of total glycerin ensure that high conversion of the oil or fat into its mono-alkyl esters has taken place. High levels of mono-, di-, and triglycerides can cause injector deposits and may adversely affect cold weather operation and filter plugging.

X1.13 Phosphorus Content

X1.13.1 Phosphorus can damage catalytic converters used in emissions control systems and its level must be kept low. Catalytic converters are becoming more common on diesel-powered equipment as emissions standards are tightened, so low phosphorus levels will be of increasing importance. Biodiesel produced from U.S. sources has been shown to have

[8] Supporting data have been filed at ASTM International Headquarters and may be obtained by requesting Research Report RR: D02-1480.

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low phosphorus content (below 1 ppm) and the specification value of 10 ppm maximum is not problematic. Biodiesel from other sources may or may not contain higher levels of phosphorus and this specification was added to ensure that all biodiesel, regardless of the source, has low phosphorus content.

X1.14 Reduced Pressure Distillation

X1.14.1 Biodiesel exhibits a boiling point rather than a distillation curve. The fatty acids chains in the raw oils and fats from which biodiesel is produced are mainly comprised of straight chain hydrocarbons with 16 to 18 carbons that have similar boiling temperatures. The atmospheric boiling point of biodiesel generally ranges from 330 to 357°C, thus the specification value of 360°C is not problematic. This specification was incorporated as an added precaution to ensure the fuel has not been adulterated with high boiling contaminants.

NOTE X1.3—The density of biodiesel meeting the specifications in Table 1 falls between 0.86 and 0.90, with typical values falling between 0.88 and 0.89. Since biodiesel density falls between 0.86 and 0.90, a separate specification is not needed. The density of raw oils and fats is similar to biodiesel, therefore use of density as an expedient check of fuel quality may not be as useful for biodiesel as it is for petroleum based diesel fuel. This section has been added to provide users and engine interests with this information.

NOTE X1.4—In certain items of fuel injection equipment in compression ignition engines, such as rotary/distributor fuel pumps and injectors, the fuel functions as a lubricant as well as a source for combustion. Blending biodiesel fuel with petroleum based compression-ignition fuel typically improves fuel lubricity.

X1.15 Alcohol Control

X1.15.1 Alcohol control is to limit the level of unreacted alcohol remaining in the finished fuel. This can be measured directly by the volume percent alcohol or indirectly through a high flash point value.

X1.15.2 The flash point specification, when used for alcohol control for biodiesel, is intended to be 100°C minimum, which has been correlated to 0.2 vol % alcohol. Typical values are over 160°C. Due to high variability with Test Method D 93 as the flash point approaches 100°C, the flash point specification has been set at 130°C minimum to ensure an actual value of 100°C minimum. Improvements and alternatives to Test Method D 93 are being investigated. Once complete, the specification of 100°C minimum may be reevaluated for alcohol control.

X1.16 Calcium and Magnesium

X1.16.1 Calcium and magnesium may be present in biodiesel as abrasive solids or soluble metallic soaps. Abrasive solids can contribute to injector, fuel pump, piston, and ring wear, as well as to engine deposits. Soluble metallic soaps have little effect on wear, but they may contribute to filter plugging and engine deposits. High levels of calcium and magnesium compounds may also be collected in exhaust particulate removal devices, are not typically removed during passive or active regeneration, and can create increased back pressure and reduced time to service maintenance.

X1.17 Sodium and Potassium

X1.17.1 Sodium and potassium may be present in biodiesel as abrasive solids or soluble metallic soaps. Abrasive solids can contribute to injector, fuel pump, piston and ring wear, and also to engine deposits. Soluble metallic soaps have little effect on wear, but they may contribute to filter plugging and engine deposits. High levels of sodium or potassium compounds may also be collected in exhaust particulate removal devices, are not typically removed during passive or active regeneration, and they can create increased back pressure and reduced period to service maintenance.

X1.18 Oxidation Stability

X1.18.1 Products of oxidation in biodiesel can take the form of various acids or polymers, which, if in high enough concentration, can cause fuel system deposits and lead to filter clogging and fuel system malfunctions. Additives designed to retard the formation of acids and polymers can significantly improve the oxidation stability performance of biodiesel. See Appendix X2 for additional information on long-term storage.

X2. LONG-TERM STORAGE OF BIODIESEL

X2.1 Scope

X2.1.1 This appendix provides guidance for consumers of biodiesel (B100) who may wish to store quantities of fuels for extended periods. Consistently successful long-term fuel storage requires attention to fuel selection, storage conditions, and monitoring of properties prior to and during storage. This appendix is directed toward biodiesel (B100) and may be more or less applicable to blends of biodiesel with petroleum based diesel fuel.

X2.1.2 Normally produced biodiesel has adequate stability properties to withstand normal storage without the formation of troublesome amounts of insoluble degradation products, although data suggests some biodiesel may degrade faster than petroleum based diesel fuel. Biodiesel that is to be stored for prolonged periods should be selected to avoid formation of sediments, high acid numbers, and high viscosities that can clog filters, affect fuel pump operation or plug combustor nozzles or injectors. The selection of biodiesel should result from supplier-user discussions.

X2.1.3 These suggested practices are general in nature and should not be considered substitutes for any requirement imposed by the warranty of the distillate fuel equipment manufacturers or by federal, state, or local government regulations. Although they cannot replace knowledge of local conditions or good engineering and scientific judgment, these suggested practices do provide guidance in developing an individual fuel management system for the biodiesel fuel user. They include suggestions in the operation and maintenance of

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existing fuel storage and handling facilities and for identifying where, when, and how fuel quality should be monitored.

X2.2 Terminology

X2.2.1 *bulk fuel*—fuel in the storage facility in quantities over 50 gallons.

X2.2.2 *combustor fuel*—fuel entering the combustion zone of the burner or engine after filtration or other treatment of bulk fuel.

X2.2.3 *fuel contaminants*—foreign materials that make fuel less suitable or unsuitable for the intended use. Fuel contaminants include materials introduced subsequent to the manufacture of fuel and fuel degradation products.

X2.2.4 *fuel-degradation products*—those materials formed in fuel after it is produced. Insoluble degradation products may combine with other fuel contaminants to reinforce deleterious effects. Soluble degradation products (acids and gums) may be more or less volatile than the fuel and may cause an increase in injector and nozzle deposits. The formation of degradation products may be catalyzed by contact with metals, especially those containing copper and, to a lesser extent, iron.

X2.2.5 *long-term storage*—storage of fuel for longer than 6 months after it is received by the user.

X2.3 Fuel Selection

X2.3.1 The stability properties of biodiesel are not fully understood and appear to depend on the vegetable oil and animal fat sources, severity of processing, and whether additional production plant treatment has been carried out or stability additives are present.

X2.3.2 The composition and stability properties of biodiesel produced at specific production plants may be different. Any special requirements of the user, such as long-term storage, should be discussed with the supplier.

X2.4 Fuel Additives

X2.4.1 Available fuel additives appear to improve the long term storage of biodiesel. Most additives should be added as close to the production site as possible to obtain maximum benefits.

X2.4.2 Biocides or biostats destroy or inhibit the growth of fungi and bacteria which can grow at fuel-water interfaces to give high particulate concentrations in the fuel. Available biocides are soluble in the fuel phase or the water phase, or both. Refer to Guide D 6469 for a more complete discussion.

X2.5 Tests for Fuel Quality

X2.5.1 Test methods for estimating the storage stability of biodiesel (B100) are being developed. Modifications of Test Method D 2274 to use glass fiber filters, varying times and temperatures, and the measurement of pre-test and post-test acid number and viscosity appear promising. However, correlation of this test with actual storage stability is unknown, and may depend upon field conditions and fuel composition.

X2.5.2 Performance criteria for accelerated stability tests that ensure satisfactory long-term storage of biodiesel (B100) have not been established.

X2.6 Fuel Monitoring

X2.6.1 A plan for monitoring the quality of bulk fuel during prolonged storage is an integral part of a successful monitoring program. A plan to replace aged fuel with fresh product at established intervals is also desirable.

X2.6.2 Stored fuel should be periodically sampled and its quality assessed. Practice D 4057 provides guidance for sampling. Fuel contaminants and degradation products may settle to the bottom of a quiescent tank although detrimental changes to biodiesel can occur (rising acid value) without causing sediment formation. A *Bottom* or *Clearance* sample, as defined in Practice D 4057, should be included in the evaluation along with an *All Level* sample.

X2.6.3 The quantity of insoluble fuel contaminants present in biodiesel can be determined using Test Method D 6217 with glass fiber filters and abundant washing although no precision or bias testing has been performed with biodiesel using Test Method D 6217.

X2.6.4 The acid value of biodiesel appears to exceed its specified maximum before other deleterious fuel property changes occur. A conscientious program of measuring the acid value of biodiesel may be sufficient for monitoring biodiesel stability.

X2.7 Fuel Storage Conditions

X2.7.1 Contamination levels in fuel can be reduced by storage in tanks kept free of water, and tankage should have provisions for water draining on a scheduled basis. Water promotes corrosion, and microbiological growth may occur at a fuel-water interface. Refer to Guide D 6469 for a more complete discussion. Underground or isothermal storage is preferred to avoid temperature extremes; above-ground storage tanks should be sheltered or painted with reflective paint. High storage temperatures accelerate fuel degradation. Fixed roof tanks should be kept full to limit oxygen supply and tank breathing. The use of airtight sealed containers, such as drums or totes, can enhance the storage life of biodiesel.

X2.7.2 Copper and copper-containing alloys should be avoided with biodiesel due to increased sediment and deposit formation. Contact with lead, tin, and zinc can also cause increased sediment levels that can rapidly plug filters and should be avoided.

X2.7.3 Appendix X3 of Specification D 2880 discusses fuel contaminants as a general topic. The discussion in Specification D 2880 pertains to gas turbine combustion which may or may not be applicable to diesel engine combustion.

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SUMMARY OF CHANGES

Subcommittee D02.E0 has identified the location of selected changes to this standard since the last issue (D 6751–07b$^{\epsilon1}$) that may impact the use of this standard. (Approved Oct. 1, 2008.)

(*1*) Added Annex A1.

(*2*) Revised Table 1.

(*3*) Added 5.1.18.

(*4*) Added Note 4.

Subcommittee D02.E0 has identified the location of selected changes to this standard since the last issue (D 6751–07a) that may impact the use of this standard. (Approved Sept. 15, 2007.)

(*1*) Added Test Method D 6890 to Referenced Documents and 5.1.8.

(*2*) Added Test Method D 7039 to Referenced Documents and 5.1.6.

(*3*) Revised 1.2.

ASTM International takes no position respecting the validity of any patent rights asserted in connection with any item mentioned in this standard. Users of this standard are expressly advised that determination of the validity of any such patent rights, and the risk of infringement of such rights, are entirely their own responsibility.

This standard is subject to revision at any time by the responsible technical committee and must be reviewed every five years and if not revised, either reapproved or withdrawn. Your comments are invited either for revision of this standard or for additional standards and should be addressed to ASTM International Headquarters. Your comments will receive careful consideration at a meeting of the responsible technical committee, which you may attend. If you feel that your comments have not received a fair hearing you should make your views known to the ASTM Committee on Standards, at the address shown below.

This standard is copyrighted by ASTM International, 100 Barr Harbor Drive, PO Box C700, West Conshohocken, PA 19428-2959, United States. Individual reprints (single or multiple copies) of this standard may be obtained by contacting ASTM at the above address or at 610-832-9585 (phone), 610-832-9555 (fax), or service@astm.org (e-mail); or through the ASTM website (www.astm.org).

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Appendix 1A – CJO Specifications

To be added as required.

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Appendix 2 – Confirmation Form

SUPPLY CONFIRMATION – Fixed Price Froward

Confirmation Date: INSERT
Time Stamp: INSERT US Central Time

FIXED PRICE FORWARD

INPUTS

Delivery Schedule:

Cargo Reference	Shipment Month	ME Volume (Gallons)	JME Volume (Gallons)	CJO Volume (Gallons)	ETA	Quote Price (high)	Reference

	June	11,000	0		July	7000

Foreign Exchange	RIN Value	Freight Rate

Shipment Month	FX Rate	Reference	Shipment Month	RIN Price	Reference	Shipment Month	Freight	Reference

PRICING
Shipment Month	ME Volume (Gallons)	JME Volume (Gallons)	Pricing Region (R,Y,G)	Invoice Price

June	11,000	0

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Total Confirmation Value: INSERT
Confirmation Date: INSERT
Time Stamp: INSERT US Central Time

FLOATINGPRICE FORWARD

INPUTS
Delivery Schedule:

Cargo Reference	Shipment Month	ME Volume (Gallons)	JME Volume (Gallons)	CJO Volume (Gallons)	ETA	Reference

	June	11,000	0		July

RIN Value        Freight Rate

Shipment Month	RIN Price	Reference	Shipment Month	Freight	Reference

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Appendix 3 – Certificate O

Model Certificate O

CERTIFICATE FOR BIODIESEL

Certificate Identification Number: ____________________

(To support a claim related to biodiesel or a biodiesel mixture under section 6426 of the Internal Revenue Code.)

The undersigned biodiesel producer ("Producer") hereby certifies the following under penalties of perjury:

1. ____________________

Producer's name, address, and employer identification number (EIN)

2. ____________________

Name, address, and EIN of person buying the biodiesel from Producer

3. ____________________

Date and location of sale to buyer

4. This certificate applies to ________ gallons of biodiesel.

5. Producer certifies that the biodiesel to which this certificate relates is:

____% Agri-biodiesel (derived solely from virgin oils)

____% Biodiesel other than agri-biodiesel

This certificate applies to the following sale:

____ Invoice or delivery ticket number

____ Total number of gallons of biodiesel sold under that invoice or delivery ticket number (including biodiesel not covered by this certificate)

____ Total number of certificates issued for that invoice or delivery ticket number

6. ____________________

Name, address, and employer identification number of reseller to whom certificate is issued (only in the case of certificates reissued to a reseller after the return of the original certificate)

7. ________ Original Certificate Identification Number (only in the case of certificates reissued to a reseller after return of the original certificate).

Producer is registered as a biodiesel producer with registration number ________.
Producer's registration has not been suspended or revoked by the Internal Revenue Service.

Producer certifies that the biodiesel to which this certificate relates in monoalkyl esters of long chain fatty acids derived from plant or animal matter that meets the requirements of the American Society of Testing and Materials D6751 and the registration requirements for fuels and fuel additives established by EPA under section 211 of the Clean Air Act (42 U.S.C. 7545).

Producer understands that the fraudulent use of this certificate may subject Producer and all parties making any fraudulent use of this certificate to a fine or imprisonment, or both, together with the costs of prosecution.

____

Printed or typed name of person signing this certificate

____

Title of person signing

____

Signature and date signed

Chapter 16 **Appendix** Page 55

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